UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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WARNER MUSIC GROUP CORP.
(Name of Registrant as Specified In Its Charter)
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January 19, 2022
Dear WMG Shareholder:
It’s my pleasure to invite you to our annual meeting of stockholders, taking place on February 28, 2022. The attached proxy statement contains key information about the meeting’s agenda, as well as voting instructions.
Music is essential to the well-being of billions of people across the globe. Even as certain areas of our business remained impacted by COVID, the strength and resilience of our music propelled us to double-digit revenue growth and margin expansion in 2021. Our ability to super-serve our artists and songwriters during this extraordinary time has only underscored the critical role that WMG plays across the entire music value chain. As our universe of opportunity continues to expand, we’re focused on delivering shareholder value through our commitment to creative excellence, our financially disciplined investment strategy, and our leadership position in the next wave of innovation.
We appreciate your important votes on the issues contained in this proxy statement. On behalf of our board of directors, and our entire global team, thank you for your support of WMG.
Best,

Stephen Cooper
Chief Executive Officer
Warner Music Group Corp.

Notice of Annual Meeting of Stockholders
On behalf of the Board of Directors (the “Board”), I cordially invite you to attend the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Warner Music Group Corp. (the “Company”).
Date and Time
Monday, February 28, 2022 at 12:00 p.m., Eastern Time
Location
www.virtualshareholdermeeting.com/WMG2022
We have adopted this technology to expand access to the meeting, improve communications and lower the cost to our stockholders, the Company and the environment. We believe that the virtual Annual Meeting should enable increased stockholder participation from locations around the world.
Agenda
At the meeting, stockholders will consider and vote on the following matters:
1.	Proposal 1: Election of eleven directors for a one-year term ending at the 2023 Annual Meeting of Stockholders;
2.	Proposal 2: Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2022; and
3.	Any such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
The Board recommends that you vote “FOR” the election of each of the nominees named in Proposal 1 of this Proxy Statement and “FOR” Proposal 2. Information about the matters to be acted upon at the Annual Meeting is contained in the accompanying Proxy Statement.
Voting Your Shares
Stockholders of record holding shares of Class A common stock, par value $0.001 per share (the “Class A Common Stock”) and shares of Class B common stock, par value $0.001 per share (the “Class B Common Stock”), of the Company (together, the “Shares”) as of the close of business on January 6, 2022 (the “Record Date”) are entitled to vote at the Annual Meeting.
Internet Please log on to www.proxyvote.com and submit a proxy to vote your Shares by 11:59 p.m., Eastern Time, on February 27, 2022.
Telephone Please call the number on your proxy card until 11:59 p.m., Eastern Time, on February 27, 2022.

Mail
If you received printed copies of the proxy materials, please complete, sign, date and return your proxy card by mail to Vote Processing c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717 so that it is received by the Company prior to the Annual Meeting.

In Person You may attend the virtual Annual Meeting and cast your vote.

Beneficial owners whose Shares are held at a brokerage firm or by a bank or other nominee should follow the voting instructions that they received from the nominee.
This notice is being delivered to the holders of Shares as of the close of business on January 6, 2022, the record date fixed by the Board for the purposes of determining the stockholders of the Company entitled to receive notice of and to vote at the Annual Meeting, and constitutes notice of the Annual Meeting under Delaware law. Proxy materials or a Notice of Internet Availability were first made available, sent or given to the Company’s stockholders on or about January 19, 2022.
By Order of the Board of Directors,

Trent Tappe
Senior Vice President, Deputy General Counsel,
Chief Compliance Officer and Secretary
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on February 28, 2022.
The accompanying Proxy Statement, our 2021 Annual Report to Stockholders and directions on how to participate in the Annual Meeting are available at https://investors.wmg.com/investor-overview.

i

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Certain Important Terms
As used in this Proxy Statement, “we,” “us,” “our” and the “Company” mean Warner Music Group Corp. and its consolidated subsidiaries, unless the context refers only to Warner Music Group Corp. as a corporate entity. We also use the following terms:
•	“Access” means Access Industries, LLC, a Delaware limited liability company, and its affiliates, certain of which are our controlling stockholders.
•	“Acquisition Corp.” means WMG Acquisition Corp., a Delaware corporation, and a direct wholly owned subsidiary of Holdings.
•	“common stock” means our Class A Common Stock and our Class B Common Stock, together.
•	“Holdings” means WMG Holdings Corp., a Delaware corporation, and a direct wholly owned subsidiary of WMG.
•	“SEC” means the U.S. Securities and Exchange Commission.
•	“Warner Music Group” or “WMG” means Warner Music Group Corp., a Delaware corporation, without its consolidated subsidiaries.
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Proxy Summary
This section summarizes important information contained in this Proxy Statement and in our 2021 Annual Report to Stockholders (the “Annual Report”), but does not contain all the information that you should consider when casting your vote. Please review the entire Proxy Statement and the Annual Report carefully before voting.
Proposals for Your Vote
Proposal		Board Recommendation	Page(s)
1.	Proposal 1: Election of eleven directors for a one-year term ending at the 2023 Annual Meeting of Stockholders	FOR each of the nominees	3
2.	Proposal 2: Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2022	FOR	13
Board of Directors Composition
The fundamental duty of the Board is to oversee the Company for the benefit of our stockholders. It is essential that the Board be composed of directors who are qualified to oversee the development and execution by our management of our business strategies. The Board seeks directors who possess a broad range of skills, expertise and perspectives. The composition of the Board, as reflected in the tables and charts below, demonstrates our commitment to these principles.
Board Composition Summary
Name	Age	Principal Professional Experience	Expiration of Term	Independent
Stephen Cooper	75	Chief Executive Officer of WMG	2023	No

Lincoln Benet	58	Chief Executive Officer of Access	2023	No

Alex Blavatnik	57	Executive Vice President and Vice Chairman of Access	2023	No

Len Blavatnik	64	Founder and Chairman of Access	2023	No

Mathias Döpfner	58	Chairman and CEO of Axel Springer SE	2023	Yes

Nancy Dubuc	53	Chief Executive Officer of VICE Media Group	2023	Yes

Noreena Hertz	54	Associate Director of the Centre for International Business and Management at University of Cambridge	2023	Yes

Ynon Kreiz	56	Chairman and CEO of Mattel, Inc.	2023	Yes

Ceci Kurzman	52	Founder and President of Nexus Management Group, Inc.	2023	Yes

Michael Lynton	62	Chairman of the Board of Snap, Inc.	2023	Yes

Donald A. Wagner	58	Managing Director of Access	2023	No

Corporate Governance Highlights
Corporate Governance Profile
Our corporate governance profile aligns with that of other newly public controlled companies, and reflects the influence and control of Access. However, despite not being required in all cases as a controlled company, we have the following structures of the board that we believe contribute to effective board governance:
•	Independent chairman
•	Majority independent board of directors
•	Independent Audit Committee
•	Majority independent Nominating and Corporate Governance Committee
•	Annual election of directors
Board Skills and Experience
The Board seeks directors who possess a broad range of skills, experience, expertise and perspectives that position the Board to effectively oversee the Company’s strategies and risks. Our directors were carefully selected for their mix of skills and expertise, which align with, and facilitate effective oversight of, the Company’s strategy. Our directors possess substantive skills and experience in the following key areas, which are relevant to the Board’s oversight of the Company, including the music and entertainment industries; senior management; audit and accounting; public company board service; capital markets and corporate finance and strategic business planning.
Board Diversity
The Board believes that a diverse board is better able to effectively oversee our management and strategy, and position the Company to deliver long-term value for our stockholders. The Board considers diversity, including gender and ethnic diversity as adding to the overall mix of perspectives of the Board as a whole. With the assistance of the Nominating and Corporate Governance Committee, the Board regularly reviews trends in board composition, including on director diversity and, in fiscal year 2021, the Board increased its gender diversity.
Board Diversity Matrix (As of January 13, 2022)
Total Numbers of Directors	11
	Female	Male	Non- Binary	Did not Disclose Gender
Part 1: Gender Identity
Directors	3	6	—	2
Part 2: Demographic Background
African American or Black	1	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	1	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	5	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	1
Did Not Disclose Demographic Background	2

PROPOSAL 1
Election of Directors
The Board has nominated each of our eleven directors, Stephen Cooper, Lincoln Benet, Alex Blavatnik, Len Blavatnik, Mathias Döpfner, Nancy Dubuc, Noreena Hertz, Ynon Kreiz, Ceci Kurzman, Michael Lynton and Donald A. Wagner for election at the Annual Meeting to serve until the 2023 annual meeting or until their successors are elected or have been qualified. The Board believes that each of these nominees continue to have the necessary skills and experience to effectively oversee our business. Each of these nominees currently serves as a director, and each has consented to being named in this Proxy Statement and has agreed to serve if elected.
The Board recommends that you vote FOR the election of each of Stephen Cooper, Lincoln Benet, Alex Blavatnik, Len Blavatnik, Mathias Döpfner, Nancy Dubuc, Noreena Hertz, Ynon Kreiz, Ceci Kurzman, Michael Lynton and Donald A. Wagner.
The Board is currently composed of eleven directors. A biography of each director nominee and a description of each director’s skills and qualifications, follow this proposal.
All director nominees will stand for election for a one-year term that expires at the following annual meeting.
Unless otherwise instructed, the proxyholders will vote proxies FOR the nominees of the Board. The Board has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. However, if any of the Board’s nominees should become unable for any reason or unwilling for good cause to serve as a director at any point before the Annual Meeting or any adjournment or postponement of the meeting, the Board may reduce the size of the Board or nominate another candidate for election as a director. If the Board nominates a new candidate, unless otherwise provided, the form of proxy attached to this Proxy Statement permits the proxyholders to use their discretion to vote for that candidate.
The Board of Directors
Nominees for Election as Directors for a Term Expiring in 2023
Stephen Cooper

Age: 75
Director since: 2011
Committee memberships: Finance

Professional Experience: Mr. Cooper has served as a director since July 20, 2011 and as our CEO since August 18, 2011. Previously, Mr. Cooper was our Chairman of the Board from July 20, 2011 to August 18, 2011. Mr. Cooper is a member of the Board of Directors of LyondellBasell, one of the world’s largest olefins, polyolefins, chemicals and refining companies. He has more than 30 years of experience as a financial advisor, and has served as Chief Executive Officer of Metro-Goldwyn-Mayer, Inc.; Chief Executive Officer of Hawaiian Telcom; Executive Chairman of Blue Bird Corporation; Executive Chairman of the Board of Collins & Aikman Corporation; Chief Executive Officer of Krispy Kreme Doughnuts; and Chief Executive Officer and Chief Restructuring Officer of Enron Corporation. Mr. Cooper also serves on the Board of Directors of LyondellBasell Industries N.V. Mr. Cooper is also the Managing Partner of Cooper Investment Partners, a private equity firm.

Skills and Qualifications: Mr. Cooper brings beneficial experience and attributes to the Board, including more than 30 years of experience as a financial advisor, and his experience having served as chairman or chief executive officer of various businesses, including Chief Executive Officer of Metro-Goldwyn-Mayer, Inc. and Chief Executive Officer of Hawaiian Telcom.

Lincoln Benet

Age: 58
Director since: 2011
Committee memberships: Compensation (chair), Nominating and Corporate Governance (chair), Executive

Professional Experience: Mr. Benet has served as a director since July 20, 2011. Mr. Benet is the Chief Executive Officer of Access. Prior to joining Access in 2006, Mr. Benet spent 17 years at Morgan Stanley, most recently as a Managing Director. His experience spans corporate finance, mergers and acquisitions, fixed income and capital markets. Mr. Benet is a member of the Supervisory Board of Directors for LyondellBasell Industries N.V. and a member of the boards of DAZN Group Limited and, until 2019, Clal Industries Ltd. Mr. Benet graduated summa cum laude with a B.A. in Economics from Yale University and received his M.B.A. from Harvard Business School.

Skills and Qualifications: Mr. Benet brings beneficial experience and attributes to the Board, among which are his extensive experience advising companies, in particular as the Chief Executive Officer of Access, in his role as a director of LyondellBasell Industries N.V. and in his former role as director of Clal Industries Ltd. In addition, Mr. Benet possesses experience in advising and managing publicly traded and privately held enterprises and has significant expertise with the corporate finance and strategic business planning activities that are unique to leveraged companies.

Alex Blavatnik

Age: 57
Director since: 2011
Committee memberships: Compensation, Finance

Professional Experience: Mr. Blavatnik has served as a director since July 20, 2011. Mr. Blavatnik is an Executive Vice President and Vice Chairman of Access. A 1993 graduate of Columbia University, Mr. Blavatnik joined Access in 1996 to manage the Company’s growing activities in Russia. Currently, he oversees Access’s operations out of its New York-based headquarters and serves as a director of various companies in the Access global portfolio. In addition, Mr. Blavatnik is engaged in numerous philanthropic pursuits and sits on the boards of several educational and charitable institutions. Mr. Blavatnik is the brother of Len Blavatnik.

Skills and Qualifications: Mr. Blavatnik brings beneficial experience and attributes to the Board, among which is his extensive experience advising companies, particularly as Vice Chairman of Access, as a director of Clal Industries Ltd. and, previously, as a director of OGIP Ventures, Ltd. In addition, Mr. Blavatnik possesses experience in advising and managing publicly traded and privately held enterprises and has significant expertise with the corporate finance and strategic business planning activities that are unique to leveraged companies.

Len Blavatnik

Age: 64
Director since: 2011
Committee memberships: Executive

Professional Experience: Mr. Blavatnik has served as a director and as Vice Chairman of the Board of the Company since July 20, 2011. Mr. Blavatnik is the founder and Chairman of Access, a privately held, U.S. industrial group with global strategic investments. He previously served as a member of the Board from March 2004 to January 2008. Mr. Blavatnik provides financial support to, and remains engaged in, many educational pursuits. Mr. Blavatnik is a member of boards at Oxford University and Tel Aviv University, and is a member of Harvard University’s Committee on University Resources, Global Advisory Council and the Task Force on Science and Engineering. In 2010, the Blavatnik Family Foundation committed £75 million to establish the Blavatnik School of Government at the University of Oxford. Mr. Blavatnik and the Blavatnik Family Foundation have also been generous supporters of other leading educational, scientific, cultural and charitable institutions throughout the world. Mr. Blavatnik is a member of the board of directors of the 92nd Street Y in New York, The Mariinsky Foundation of America, The Carnegie Hall Society, Inc. and The Center for Jewish History in New York. He is also a Trustee of the State Hermitage Museum in St. Petersburg, Russia. Mr. Blavatnik emigrated to the U.S. in 1978 and became a U.S. citizen in 1984. He received his Master’s degree from Columbia University in 1981 and his M.B.A. from Harvard Business School in 1989. Mr. Blavatnik is the brother of Alex Blavatnik.

Skills and Qualifications: Mr. Blavatnik brings beneficial experience and attributes to the Board, among which is his extensive experience advising companies, particularly as founder and Chairman of Access and in his role as a former director of UC Rusal plc and TNK-BP Limited. In addition, Mr. Blavatnik possesses experience in advising and managing publicly traded and privately held enterprises and has significant expertise with the corporate finance and strategic business planning activities that are unique to leveraged companies.

Mathias Döpfner

Age: 58
Director since: 2014
Committee memberships: Compensation

Professional Experience: Mr. Döpfner has served as a director since May 1, 2014. Mr. Döpfner is Chairman and CEO of Axel Springer SE. Holding a stake of about 22%, Mr. Döpfner is also one of Axel Springer’s largest shareholders. Axel Springer is the leading digital publisher in Europe and is active in more than 40 countries. Publishing brands include BILD, WELT, INSIDER and POLITICO. Since Mr. Döpfner became CEO in 2002, Axel Springer revenues from digital activities increased from €117 million to €2.3 billion and worldwide digital audience expanded to more than 400 million users. Mr. Döpfner is also a member of the Board of Directors of Netflix Inc.

Skills and Qualifications: Mr. Döpfner brings beneficial experience and attributes to the Board, including his extensive experience in the media industry. In addition, through his positions as Chairman and CEO of Axel Springer, he has a profound understanding of the challenges and developments of today’s business, such as content creation and monetization or distribution and digital platforms.

Nancy Dubuc

Age: 53
Director since: 2021
Committee memberships: Audit (chair), Executive

Professional Experience: Ms. Dubuc has served as a director since July 13, 2021. Ms. Dubuc is Chief Executive Officer of VICE Media Group (“VICE”), today’s largest independent youth media company. Since joining VICE in 2018 she has directed the expansion and transformation of the company’s global businesses and has also initiated a cultural transformation driven by processes to vastly increase communication, transparency and accountability. Prior to joining VICE, Ms. Dubuc served as President and Chief Executive Officer of A+E Networks. Ms. Dubuc currently serves on the board of directors of Vice Media LLC and Flutter Entertainment PLC. Ms. Dubuc has a reputation as a powerful creative with an additional history of overwhelming programmatic success.

Skills and Qualifications: Ms. Dubuc’s more than 25 years of media experience, proven track record of successfully diversifying revenue through new business models, distinct ability to build effective leadership teams and financial/operational transformations give her the qualifications and skills to serve as a director of Warner Music Group.

Noreena Hertz

Age: 54
Director since: 2017
Committee memberships: Audit, Nominating and Corporate Governance

Professional Experience: Professor Hertz has served as a director since September 15, 2017 and previously served as a director from May 1, 2014 through May 22, 2016. Professor Hertz advises some of the biggest organizations and most senior figures in the world on strategy, decision- making, corporate social responsibility and global economic and geo-political trends. Her best-selling books, Eyes Wide Open, the Silent Takeover, IOU: The Debt Threat and The Lonely Century have been published in over 20 countries. Professor Hertz served as a member of Citigroup’s Politics and Economics Global Advisory Board between 2007 and 2008 and as a member of the Advisory Group steering McKinsey CEO Dominic Barton’s Inclusive Capitalism Taskforce between 2012 and 2013. A much sought-after commentator on television and radio Hertz contributes to a wide range of publications and networks including The BBC, CNN, CNBC, CBS, ITV, The New York Times, The Wall Street Journal, The Daily Beast, the Financial Times, the Guardian, The Washington Post, The Times of London, Wired, and Nature. She has given Keynote Speeches at TED and The World Economic Forum, as well as for leading global corporations, and has shared platforms with such luminaries as President Bill Clinton and James Wolfensohn. An influential economist on the international stage, Professor Hertz also played a pivotal role in the development of (RED), an innovative commercial model to raise money for people with AIDS in Africa, having inspired Bono (co-founder of the project) with her writings. Professor Hertz has been described by the Observer as “one of the world’s leading young thinkers,” Vogue as “one of the world’s most inspiring women” and was featured on the cover of Newsweek’s September 30, 2013 issue in Europe, Asia and the Middle East. She has an M.B.A. from the Wharton School of the University of Pennsylvania and a Ph.D. from the University of Cambridge. Having spent 10 years at the University of Cambridge as Associate Director of the Centre for International Business and Management, in 2014 she moved to University College London where she is a Visiting Professor at the Institute for Global Prosperity.

Skills and Qualifications: Professor Hertz brings beneficial experience and attributes to the Board, including over 25 years of experience in advising companies in a variety of sectors and geographies on strategic and policy decisions, intelligence gathering and analysis, millennials and post-millennials and stakeholder management and corporate social responsibility. In addition, Ms. Hertz has also held senior academic positions where her research has focused on decision-making, risk assessment and management, globalization, innovation and corporate social responsibility.

Ynon Kreiz

Age: 56
Director since: 2016
Committee memberships: Audit, Nominating and Corporate Governance

Professional Experience: Mr. Kreiz has served as a director since May 9, 2016. Since May 2018, Mr. Kreiz has been the Chairman and CEO of Mattel, Inc. (NASDAQ: MAT), one of the world’s largest toy companies. From May 2013 to January 2016, Mr. Kreiz served as the Chairman and CEO of Maker Studios, a global leader in online short-form video and one of the largest content networks on YouTube. From June 2008 to June 2011, Mr. Kreiz was Chairman and CEO of Endemol Group, one of the world’s largest independent television production companies. From 2005 to 2007, Mr. Kreiz was a General Partner at Balderton Capital (formerly Benchmark Capital Europe). From 1996 to 2002, Mr. Kreiz was co-founder, Chairman and CEO of Fox Kids Europe N.V., a leading pay-TV channel in Europe and the Middle East, broadcasting in 56 countries. Mr. Kreiz holds a B.A. in Economics and Management from Tel Aviv University and an M.B.A. from UCLA’s Anderson School of Management, where he currently serves on the Board of Advisors.

Skills and Qualifications: Mr. Kreiz brings beneficial experience and attributes to the Board, including his extensive experience advising and managing companies, having served as Chairman and CEO of Mattel, Maker Studios, the Endemol Group and Fox Kids Europe, and also as a general partner at Balderton Capital (formerly Benchmark Capital Europe).

Ceci Kurzman

Age: 52
Director since: 2020
Committee memberships: Compensation, Nominating and Corporate Governance

Professional Experience: Ms. Kurzman is founder and President of Nexus Management Group, Inc., a former talent management and current investment company. Ms. Kurzman currently serves on the Board of Directors, Audit Committee, and Compensation Committee of Revlon, Inc., as well as on the Board of Directors of various organizations including Man Group, Spring Studios, Cirque du Soleil and Hornblower Holdings. An accomplished investor and entrepreneur, Ms. Kurzman also achieved numerous business and marketing successes as an executive at Arista Records and Sony Music’s Epic Records, before founding Nexus and managing an impressive roster of superstar artists. Today, Ms. Kurzman continues to combine her strategic business leadership, with her ability to anticipate trends and drive revenue growth from an investment portfolio of trailblazing companies, in partnership with established private equity partners.

Skills and Qualifications: Ms. Kurzman’s various experiences in the entertainment industry, advising and managing companies, among other qualifications described above, give her the qualifications and skills to serve as a director of the Company.

Michael Lynton

Age: 62
Director since: 2019
Committee memberships: Executive Committee (chair)

Professional Experience: Mr. Lynton has served as Chairman of the Board of the Company since February 7, 2019. Mr. Lynton also currently serves as Chairman of the Board of Snap, Inc., a position he has held since 2016 after joining Snap Inc.’s board in 2013. Mr. Lynton also currently serves as Chairman of the Board of Directors of Schrödinger, Inc., a position he has held since October 2018 after joining the board of directors of Schrödinger, Inc. in January 2018, and is a member of the board of directors of Ares Management, L.P. Previously, Mr. Lynton served as the CEO of Sony Entertainment from April 2012 until August 2017, overseeing Sony’s global entertainment businesses, including Sony Music Entertainment, Sony/ATV Music Publishing and Sony Pictures Entertainment. Mr. Lynton also served as Chairman and CEO of Sony Pictures Entertainment since January 2004. Prior to joining Sony Pictures, Mr. Lynton worked for Time Warner, and from 2000 to 2004, he served as CEO of AOL Europe, President of AOL International and President of Time Warner International. From 1996 to 2000, Mr. Lynton served as Chairman and CEO of Pearson plc’s Penguin Group where he oversaw the acquisition of Putnam, Inc. and extended the Penguin brand to music and the Internet. Mr. Lynton joined the Walt Disney Company in 1987, and from 1992 to 1996, he served as President of Disney’s Hollywood Pictures. Mr. Lynton also serves on the boards of the Tate, The Boston Beer Company, Inc. and Pandora Media, Inc. Mr. Lynton holds a B.A. in History and Literature from Harvard College and received his M.B.A. from Harvard University.

Skills and Qualifications: Mr. Lynton brings beneficial experience and attributes to the Board, including his various experiences in the entertainment industry and advising and managing companies.

Donald A. Wagner

Age: 58
Director since: 2011
Committee memberships: Finance (chair), Executive, Nominating and Corporate Governance

Professional Experience: Mr. Wagner has served as a director since July 20, 2011. Mr. Wagner is a Senior Managing Director of Access, having been with Access since 2010. He oversees Access’s North America direct investing activities. From 2000 to 2009, Mr. Wagner was a Senior Managing Director of Ripplewood Holdings L.L.C., responsible for investments in several areas and heading the industry group focused on investments in basic industries. Previously, Mr. Wagner was a Managing Director of Lazard Freres & Co. LLC and had a 15-year career at that firm and its affiliates in New York and London. He is a board member of Calpine Corporation and BMC Software and was on the board of several publicly traded and privately held companies in the past. Mr. Wagner graduated summa cum laude with an A.B. in physics from Harvard College.

Skills and Qualifications: Mr. Wagner brings beneficial experience and attributes to the Board, among which is his experience serving as a director of various companies, including public companies, and over 25 years of experience in investing, banking and private equity. In addition, Mr. Wagner possesses experience in advising and managing publicly traded and privately held enterprises and has significant expertise with the corporate finance and strategic business planning activities that are unique to leveraged companies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT AND RELATED STOCKHOLDER MATTERS
The following table sets forth certain information concerning the beneficial ownership of the Company’s common stock as of January 6, 2022 by (i) each person known to own beneficially more than five percent of our common stock; (ii) each of our directors; (iii) each of our named executive officers; and (iv) all of our current executive officers and directors as a group. Except as otherwise indicated, the business address of each stockholder listed on the table below is c/o Warner Music Group Corp., 1633 Broadway, New York, New York 10019.
The amounts and percentages of shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.
Percentage computations are based on 136,075,422 shares of our Class A Common Stock and 378,737,586 shares of our Class B Common Stock outstanding as of January 6, 2022.
Name of Beneficial Owner	Number of shares of Class A Common Stock beneficially owned	Number of shares of Class B Common Stock beneficially owned	Ownership Percent of Class A Common Stock(1)	Ownership Percent of Class B Common Stock(1)
AI Entertainment Holdings LLC	—	365,701,589	—	96.6%
Sands Capital Management, LLC(2)	13,630,827	—	10.0%	—
Tencent Holdings Limited(3)	8,000,000	—	5.9%	—
Melvin Capital Management LP(4)	7,485,000	—	5.5%	—
Caledonia (Private) Investments Pty Limited(5)	7,045,758	—	5.2%	—
Lincoln Benet(6)	—	—	—	—
Alex Blavatnik	—	583,061	—	*
Len Blavatnik(7)	—	377,874,525	—	99.8%
Mathias Döpfner(8)	9,922	—	*	—
Nancy Dubuc(8)	3,001	—	*	—
Noreena Hertz(8)	9,922	—	*	—
Ynon Kreiz(8)	9,922	—	*	—
Ceci Kurzman(8)	7,278	—	*	—
Michael Lynton(8)	14,457	—	*	—
Donald A. Wagner(6)	150,000	—	*	—
Stephen Cooper(9)	11,852,797	—	8.7%	—
Eric Levin	—	—	—	—
Max Lousada(10)	3,655,810	—	2.7%	—
Carianne Marshall	—	—	—	—
Guy Moot	—	—	—	—
All Directors, Director Nominees and Executive Officers as a group (20 persons)(7)	15,713,109	378,457,586	11.5%	99.9%
*	Less than one percent.
(1)
Percentage of total voting power represents voting power with respect to all shares of our Class A Common Stock and Class B Common Stock, as a single class. The holders of our Class B Common Stock are entitled to 20 votes per share, and holders of our Class A Common Stock are entitled to one vote per share.

(2)
Based on a Schedule 13G/A filed with the SEC on June 21, 2021 by Sands Capital Management, LLC, reporting beneficial ownership as of May 31, 2020, with sole voting power with respect to 9,954,754 shares of our Class A Common Stock, shared voting power with respect to 0 shares of our Class A Common Stock, sole dispositive power with respect to 13,630,827 shares of our Class A Common

Stock and shared dispositive power with respect to 0 shares of our Class A Common Stock. Sands Capital Management, LLC has its principal business office at 1000 Wilson Blvd., Suite 3000, Arlington, VA 22209.
(3)
Based on a Schedule 13G filed with the SEC on June 12, 2020 by Tencent Holdings Limited and Huang River Investment Limited, reporting beneficial ownership as of June 12, 2020, with Tencent Holdings Limited having sole voting power with respect to 4,000,000 shares of our Class A Common Stock, shared voting power with respect to 4,000,000 shares of our Class A Common Stock, sole dispositive power with respect to an additional 4,000,000 shares of our Class A Common Stock and shared dispositive power with respect to an additional 4,000,000 shares of our Class A Common Stock. Tencent Holdings Limited has its principal business office at 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong.

(4)
Based on a Schedule 13G/A filed with the SEC on January 3, 2022 by Melvin Capital Management LP, reporting beneficial ownership as of December 29, 2021, with sole voting power with respect to 0 of our Class A Common Stock, shared voting power with respect to 7,485,000 shares of our Class A Common Stock, sole dispositive power with respect to 0 shares of our Class A Common Stock and shared dispositive power with respect to 7,485,000 shares of our Class A Common Stock. Melvin Capital Management LP has its principal business office at 535 Madison Avenue, 22nd Floor, New York, NY 10022.

(5)
Based on a Schedule 13G/A filed with the SEC on February 16, 2021 by Caledonia (Private) Investments Pty Limited, reporting beneficial ownership as of December 31, 2020, with sole voting power with respect to 7,045,758 shares of our Class A Common Stock, shared voting power with respect to 0 shares of our Class A Common Stock, sole dispositive power with respect to 7,045,758 shares of our Class A Common Stock and shared dispositive power with respect to 0 shares of our Class A Common Stock. Caledonia (Private) Investments Pty Limited has its principal business office at Level 10, 131 Macquarie Street, Sydney, NSW, 2000, Australia.

(6)
Does not reflect shares of the Company’s common stock that may be attributable to the beneficial owners of limited partnership interests in certain entities affiliated with Access and controlled by Len Blavatnik. Messrs. Benet and Wagner disclaim any beneficial ownership of shares of the Company’s common stock represented by such limited partnership interests.

(7)	Represents shares held by entities over which Len Blavatnik either exercises or may be deemed to exercise direct or indirect control as of the date of this proxy.
(8)
For Mr. Döpfner, represents 5,197 shares of Class A Common Stock and 4,725 shares of unvested restricted stock, in each case received as compensation for service as a director. For Ms. Hertz, represents 5,197 shares of Class A Common Stock and 4,725 shares of unvested restricted stock, in each case received as compensation for service as a director. For Mr. Kreiz, represents 5,197 shares of Class A Common Stock and 4,725 shares of unvested restricted stock, in each case received as compensation for service as a director. For Ms. Kurzman, represents 2,553 shares of Class A Common Stock and 4,725 shares of unvested restricted stock, in each case received as compensation for service as a director. For Mr. Lynton, represents 7,573 shares of Class A Common Stock and 6,884 shares of unvested restricted stock, in each case received as compensation for service as a director. For Ms. Dubuc, represents 3,001 shares of unvested restricted stock received as compensation for service as a director.

(9)	Includes 5,926,399 shares of Class A Common Stock beneficially owned by Nancie Cooper as to which Mr. Cooper disclaims beneficial ownership.
(10)
Includes shares of Class A Common Stock represented by 1,048,784 Class B Units of Management LLC (as defined herein) pursuant to the terms of, and subject to the limitations and restrictions set forth in, the Second Amended and Restated Limited Liability Company Agreement of Management LLC, as amended, which Class B Units are redeemable for a number of shares of Class B Common Stock equal to 1,048,784 less a number of shares of Class B Common Stock having a value equal to $3,343,758 on the date of such redemption (the “Benchmark Shares”), which is the sum of the benchmark amounts of the Class B Units. Any shares of Class B Common Stock issued to Mr. Lousada upon a redemption of Class B Units will immediately and automatically convert to shares of Class A Common Stock on a one-for-one basis, and the corresponding Class B Units will be cancelled. Mr. Lousada expressly disclaims beneficial ownership of the Benchmark Shares. Also includes vested Deferred Equity Units issued under the Pre-IPO Plan (as defined herein). These Deferred Equity Units will be settled for shares of the Company’s Class A Common Stock on a one-for-one basis by no later than December 31, 2025. Upon such settlement, the corresponding Deferred Equity Units will be cancelled.

PROPOSAL 2
Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee is responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm (“independent auditor”) and annually evaluates the independent auditor’s qualifications, performance and independence.
The Audit Committee has appointed KPMG LLP (“KPMG”) as our independent auditor for the fiscal year ending September 30, 2022. KPMG has served as the independent auditor for the Company since 2015. KPMG’s background knowledge of the Company, combined with its industry expertise, has enabled it to carry out its audits of our financial statements with effectiveness and efficiency. The members of the Audit Committee believe that the continued retention of KPMG as our independent auditor is in the best interest of the Company and its stockholders. In determining whether to reappoint KPMG, the Audit Committee considered factors such as:
•	KPMG’s independence and objectivity;
•	KPMG’s and the lead engagement partner’s capability and expertise in handling the breadth and complexity of our operations;
•	KPMG’s tenure as independent auditor for the Company;
•	historical and recent performance of KPMG, including the extent and quality of communications with members of the Audit Committee; and
•	the impact of a change in the independent auditor.
The Audit Committee is involved in the selection of KPMG’s lead engagement partner and ensures that the lead partner’s engagement is limited to no more than five consecutive years of service in that role (in accordance with SEC rules). The current lead KPMG engagement partner is eligible to serve in that capacity through the end of the fiscal year 2022 audit.
We request that our stockholders ratify the appointment of KPMG as our independent auditor for fiscal year 2022. If the stockholders do not ratify such appointment, the Audit Committee will take note and may reconsider its retention of KPMG. If such appointment is ratified, the Audit Committee will still have the discretion to replace KPMG at any time during the year. Representatives of KPMG are expected to be present at the Annual Meeting and will have the opportunity to make a statement. They will also be available to respond to questions from stockholders regarding their audit of our consolidated financial statements and their audit of our internal control over financial reporting for fiscal year 2021.
The Board recommends that stockholders vote FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal year 2022.
Fees Paid to KPMG LLP
The following table sets forth the aggregate fees incurred to KPMG LLP for services rendered in connection with the consolidated financial statements, and reports for the fiscal years ended September 30, 2021 and September 30, 2020 on behalf of the Company and its subsidiaries, as well as all out-of-pocket costs incurred in connection with these services (in thousands):
	Year Ended September 30, 2021	Year Ended September 30, 2020
Audit Fees	$7,777	$5,564
Audit-Related Fees	8	822
Tax Fees	—	301
All Other Fees	350	285
Total Fees	$8,135	$6,972
These fees exclude out-of-pocket costs of approximately $0.04 and $0.03 million for the periods ended September 30, 2021 and September 30, 2020, respectively.

Audit Fees: Consists of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements, the audit of the Company’s internal control over financial reporting starting in fiscal year 2021, the review of the interim condensed consolidated financial statements included in quarterly reports, employee benefit plan audits and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements and attest services, except those not required by statute or regulation.
Audit-Related Fees: Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation, consultations concerning financial accounting and reporting standards and implementation of new accounting standards.
Tax Fees: Consists of work performed in connection with tax compliance and advisory services.
All Other Fees: Consists of audit work performed in connection with the Company’s SEC-registered transactions and debt offerings.
Audit Committee Pre-Approval Policy
The Audit Committee has adopted the Audit Committee Pre-Approval Policy (the “Pre-Approval Policy”), which requires its pre-approval of all audit and permitted non-audit services to be provided to the Company by the independent auditor to ensure that the provision of such services does not impair the auditor’s independence. The Pre-Approval Policy sets forth pre-approval procedures. Pursuant to the Pre-Approval Policy, the Audit Committee will pre-approve the audit, audit-related, tax and permissible non-audit services that it believes would not impair the independence of the auditor. In addition, the Pre-Approval Policy delegates authority to the Audit Committee Chairperson, and may delegate to one or more of its other members, authority to pre-approve audit and permitted non-audit services. The Chairperson and any other member or members to whom such authority is delegated will report any pre-approval decisions to the Audit Committee at its next scheduled meeting. Pre-approval fee levels for services to be provided by the independent auditor are established or revised quarterly by the Audit Committee. The Audit Committee approved all audit and other permitted non-audit services provided by KPMG for fiscal years 2021 and 2020 and the costs of those services.
Audit Committee Report
The Audit Committee operates under a written charter adopted by the Board. The Audit Committee currently consists of three directors, all of whom are independent directors under The Nasdaq Stock Market LLC (“Nasdaq”) rules (Nancy Dubuc, Noreena Hertz and Ynon Kreiz). Since Nasdaq rules require the Audit Committee to be composed entirely of independent directors within one year of listing, on June 3, 2021, Donald A. Wagner resigned from the Audit Committee, Noreena Hertz, an independent director, joined the Audit Committee and Thomas H. Lee was appointed chair of the Audit Committee. On July 13, 2021, Nancy Dubuc joined and was appointed chair of the Audit Committee and Thomas H. Lee resigned from the Audit Committee.
The Board has determined that all three members of the Audit Committee have the requisite experience to be designated an audit committee financial expert as such term is defined under Item 407(d)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”) and the applicable standards of Nasdaq.
Management is responsible for the preparation and presentation of the Company’s financial statements and the reporting process, for its accounting policies and procedures, and for the establishment of effective internal controls and procedures.
The primary duties of the Audit Committee are (i) to assist the Board’s oversight of (a) the accounting, internal controls, financial and external reporting policies and practices of the Company; (b) the quality and integrity of the Company’s financial statements and related disclosure; (c) the independent auditor’s qualifications and independence; (d) the evaluation and management of the Company’s financial risks; (e) the performance of the Company’s internal audit function and independent auditor; and (f) the Company’s compliance with legal and regulatory requirements; and (ii) the preparation of the report of the Committee required to be included in the Company’s annual proxy statement under the rules of the SEC.

The independent auditor is responsible for performing an independent audit of the Company’s financial statements and internal control over financial reporting in accordance with standards established by the PCAOB, and the independent auditor issues a report with respect to the audit. The independent auditor must express an opinion as to the conformity of our financial statements with U.S. generally accepted accounting principles and the effectiveness of our internal controls over financial reporting. The independent auditor regularly affirms to the Audit Committee that it remains independent from the Company.
The Audit Committee regularly meets with the independent auditor, both in general session and in executive session, to discuss the Company’s financial reporting processes, internal control over financial reporting, disclosure controls and procedures, required communications to the Audit Committee, fraud risks and any other matters that the Committee or the independent auditor deem appropriate.
More information on the Audit Committee and its responsibilities is included in the Audit Committee Charter available on the Company’s website at https://investors.wmg.com/corporate-governance/committee-composition.
In the performance of its oversight function, the Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for fiscal year 2021 with each of management and the independent auditor. The Audit Committee and the independent auditor have also discussed the matters required to be discussed by them under the applicable rules of the PCAOB.
The Audit Committee has received from our independent auditor the written disclosures and the letters required by the applicable rules of the PCAOB, as currently in effect, regarding the firm’s communications with the Audit Committee relating to independence, and it has discussed the independent auditor’s independence with the independent auditor. The Audit Committee has also considered whether the provision of non-audit services by KPMG is compatible with maintaining the firm’s independence.
Based on the review and discussions described in this Audit Committee Report, the Audit Committee recommended to the Board that the audited financial statements for fiscal year 2021 be included in the Annual Report on Form 10-K for the year ended September 30, 2021 as filed with the SEC.
Audit Committee
Nancy Dubuc (chair)
Noreena Hertz
Ynon Kreiz
Donald A. Wagner (resigned from the Audit Committee on June 3, 2021)

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This compensation discussion and analysis provides information about the material elements of compensation that are paid, awarded to, or earned by our “named executive officers,” who consist of our principal executive officer, principal financial officer and our three other most highly compensated executive officers for fiscal year 2021. Our named executive officers (“NEOs”) for fiscal year 2021 are:
•	Stephen Cooper, Chief Executive Officer (“CEO”)
•	Eric Levin, Executive Vice President and Chief Financial Officer (see “Executive Officers” below)
•	Max Lousada, Chief Executive Officer, Warner Recorded Music
•	Carianne Marshall, Co-Chair and Chief Operating Officer, Warner Chappell Music
•	Guy Moot, Co-Chair and Chief Executive Officer, Warner Chappell Music
Role of the Compensation Committee
The Compensation Committee is responsible for overseeing our compensation programs. As part of that responsibility, the Compensation Committee determines all compensation for the Company’s executive officers. For executive officers other than the CEO, the Compensation Committee considers the recommendation of the CEO and the Executive Vice President and Chief People Officer in making its compensation determinations. The Committee interacts regularly with management regarding our executive compensation initiatives and programs. The Compensation Committee has the authority to engage its own advisors. During fiscal year 2021, no independent compensation advisor provided any advice or recommendations on the amount or form of executive and director compensation to the Compensation Committee.
Our executive team consists of individuals with extensive industry expertise, creative vision, strategic and operational skills, in-depth company knowledge, financial acumen and high ethical standards. We are committed to providing competitive compensation packages to ensure that we retain these executives and maintain and strengthen our position as a leading global music entertainment company.
Our executive compensation programs and the decisions made by the Compensation Committee are designed to achieve these goals. For fiscal year 2021, the compensation for the Company’s NEOs (the executive officers for whom disclosure of compensation is provided in the tables below) consisted of base salary, annual bonuses and equity incentives. Our NEOs (other than Mr. Lousada, who continued to participate in the Pre-IPO Plan described below) were granted initial equity awards under the Warner Music Group Corp. 2020 Omnibus Incentive Plan (the “Omnibus Incentive Plan”) pursuant to which we grant long-term equity incentive compensation to our directors, officers and other employees. Mr. Lousada participated, based on his individual election, in the Second Amended and Restated Warner Music Group Corp. Senior Management Free Cash Flow Plan (the “Pre-IPO Plan”) during fiscal year 2021, which is further described below. Mr. Lousada’s equity incentives under the Pre-IPO Plan will continue during fiscal year 2022. The NEOs do not receive any other compensation or benefits other than standard benefits available to all U.S. employees, which primarily consist of health plans, the opportunity to participate in the Company’s 401(k) and deferred compensation plans, basic life insurance and accidental death insurance coverage. Additionally, because Mr. Lousada is located in the United Kingdom, he participates in our defined contribution pension scheme for our U.K. employees, and he also receives a car allowance and is reimbursed for certain tax preparation costs.
For the 2021 fiscal year, in determining the compensation of the NEOs, the Compensation Committee sought to establish a level of compensation that is (a) appropriate for the size and financial condition of the Company; (b) structured so as to attract and retain qualified executives; and (c) tied to annual financial performance and long-term shareholder value creation.
The Company has entered into employment arrangements with each of our NEOs other than Mr. Cooper, which establish each executive’s base salary and, for Mr. Lousada, his entitlement to a percentage of our annual free cash flow under the Pre-IPO Plan, for Mr. Levin, his discretionary or target annual equity incentive award and, in the case of Messrs. Levin and Moot and Ms. Marshall, their discretionary or target annual bonus.

Beginning in fiscal year 2021, the terms of Mr. Cooper’s employment included a base salary, target annual bonus and an annual grant of long-term incentive awards, as further described below.
Executive Compensation Objectives and Philosophy
We design our executive compensation programs to attract talented executives to join the Company and to motivate them to position us for long-term success, achieve superior operating results and increase stockholder value, and we are continuing to do this as a public company. To realize these objectives, the Compensation Committee and management focus on the following key factors when considering the amount and structure of the compensation arrangements for our executives:
•
Alignment of executive and stockholder interests by providing incentives linked to operating performance and achievement of cash flow and strategic objectives. We are committed to creating stockholder value and believe that our executives and employees should be provided incentives through our compensation programs that align their interests with those of our stockholders. Accordingly, we provide our executives with annual cash bonus incentives linked to our operating performance. In addition, in 2020, we adopted the Omnibus Incentive Plan, pursuant to which we made grants of long-term equity incentive compensation to our directors, certain of our officers and other employees beginning in fiscal year 2021, as described below. In 2013, we adopted the Pre-IPO Plan, which, also as described below, is an incentive compensation program that pays annual bonuses based on our free cash flow and offers participants the opportunity to share in appreciation of our common stock. For information on the components of our executive compensation programs and the reasons why each is used, see “Components of Executive Compensation” below.

•
A clear link between an executive’s compensation and company-wide performance. Our NEOs have incentive compensation that is tied to company-wide performance. In fiscal year 2021, one of our NEOs (Mr. Lousada) participated in the Pre-IPO Plan (Mr. Cooper had previously participated in the Pre-IPO Plan prior to fiscal year 2021). As further discussed below, the Pre-IPO Plan was designed to reward our executives’ contributions to our free cash flow and long-term value. For other executives, their annual incentive bonus is discretionary and designed to reward their achievement of specified key goals, which include, among other things, the successful implementation of strategic initiatives, realizing superior operating and financial performance, and other factors that we believe are important, such as the promotion of an ethical work environment and teamwork within the Company. In addition, the Omnibus Incentive Plan, our equity-based compensation plan, allows us to grant a variety of awards, including restricted stock units covering shares of our common stock. We believe that the Omnibus Incentive Plan allows us to provide strong long-term performance and retention incentives for executives and increase their vested interest in the performance of the Company and the value of our common stock. We believe our compensation structure motivates our executives to achieve these goals and rewards them for their significant efforts and contributions to the Company and the results they achieve.

•
The extremely competitive nature of the media and entertainment industry, and our need to attract and retain the most creative and talented industry leaders. We compete for talented executives in relatively high-priced markets, and the Compensation Committee takes this into consideration when making compensation decisions. For example, we compete for executives with other recorded music and music publishing companies, other entertainment, media and technology companies, law firms, private ventures, investment banks and many other companies that offer high levels of compensation. We believe that our senior management team is among the best in the industry and is the right team to lead us to long-term success. Our commitment to ensuring that we are led by the right executives is a high priority, and we make our compensation decisions accordingly.

Components of Executive Compensation
Employment Arrangements
With the exception of Mr. Cooper as described above, in the 2021 fiscal year we had employment arrangements with all of our NEOs, the key terms of which are described below under “Summary of NEO Employment Arrangements.” We believe that having employment arrangements with certain of our executives can be beneficial to us because it provides retentive value, requires them to comply with key restrictive covenants, and may give us some competitive advantage in the recruiting process over a company that does not offer employment arrangements. Our employment arrangements set forth the terms and conditions of employment and establish the components of an executive’s compensation, which generally include the following:
•	Base salary;
•	Participation in the free cash flow bonus pool of the Pre-IPO Plan or a discretionary or target annual cash bonus;
•	Severance payable upon a qualifying termination of employment; and
•	Benefits, including participation in a defined contribution plan and health, life insurance and disability insurance plans.
Mr. Levin’s employment agreement also provides for a target annual grant of long-term incentive awards, pursuant to an amendment entered into on October 21, 2020, during fiscal year 2021. Mr. Cooper was not party to an employment agreement during fiscal year 2021, however, we updated his employment terms during fiscal year 2021, as further described below under “Summary of NEO Employment Arrangements.”
Key Considerations in Determining Executive Compensation
The following describes the components of our NEO compensation arrangements and why each is included in our executive compensation programs.
Base Salary
The cash base salary an NEO receives is determined by the Compensation Committee after considering the individual’s compensation history, the range of salaries for similar positions, the individual’s expertise and experience, and other factors the Compensation Committee believes are important, such as whether we are trying to attract the executive from another opportunity. The Compensation Committee believes it is appropriate for executives to receive a competitive level of guaranteed compensation in the form of base salary and determines the initial base salary by taking into account recommendations from management and, if deemed necessary, the Compensation Committee’s independent compensation consultant.
Each of our NEOs (other than Mr. Cooper) was paid base salary in accordance with the terms of their respective employment arrangement for fiscal year 2021. Mr. Cooper was paid annual base salary of $3,000,000 for fiscal year 2021.
Annual Cash Bonus
The Compensation Committee directly links the amount of the annual cash bonuses we pay to our financial performance for the particular year.
Annual Free Cash Flow Bonus Pool
During fiscal year 2021, Mr. Lousada participated in the Pre-IPO Plan, which is also a non-qualified deferred compensation plan that allows the participants to defer receipt of all or a portion of their annual bonuses (up to maximum amounts) until future dates prescribed by the Pre-IPO Plan. The Compensation Committee adopted the Pre-IPO Plan to, among other reasons, reinforce a partnership culture with our executives, by allowing them to participate in our short-term performance (in the form of annual free cash flow bonuses) and long-term performance (in the form of deferred compensation that is indexed to the value of our common stock and with grants of Profits Interests, as described below under “Long-Term Equity Incentives”). We believe it is important for our executives and shareholders to be motivated to work together towards shared financial and operational goals. In addition, the Compensation Committee considered that the Pre-IPO Plan offers our executives the opportunity for tax-efficient wealth management creation based on our performance.
For the 2021 fiscal year, Mr. Lousada participated in the Pre-IPO Plan with a fixed percentage of free cash flow of 1.0%. The Company’s free cash flow for the 2021 fiscal year for the Pre-IPO Plan was $218 million. Accordingly, for fiscal year 2021, Mr. Lousada earned a free cash flow bonus under the Pre-IPO Plan of $2,180,000. Because he had already deferred his maximum allocation under the Pre-IPO Plan prior to the 2021 fiscal year, Mr. Lousada was not entitled to defer any of his free cash flow bonus payable for the 2021 fiscal year and all of it was paid to him in cash. The amount paid in cash to Mr. Lousada for his free cash flow bonus under the Pre-IPO Plan for the 2021 fiscal year is set forth below under the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.
Discretionary Bonuses
Messrs. Cooper, Levin and Moot and Ms. Marshall did not participate in the Pre-IPO Plan during the 2021 fiscal year. For the 2021 fiscal year, Mr. Cooper had an annual target bonus amount of $7,000,000, payable in the form of RSUs (as defined below); Mr. Levin had an annual target bonus amount of $1,000,000 set forth in his employment agreement; Mr. Moot had an annual target bonus amount of $1,750,000 set forth in his employment agreement; and Ms. Marshall had an annual target bonus amount of $1,750,000 set forth in her employment agreement. The actual amount of the annual bonuses for Messrs. Cooper, Levin and Moot and Ms. Marshall are determined by the Compensation Committee in its sole discretion and may be higher or lower than their target amounts. Because he participated in the Pre-IPO Plan, Mr. Lousada did not have a target annual bonus for the 2021 fiscal year. However, he received a special discretionary bonus for the 2021 fiscal year, which was approved by the Compensation Committee. The amounts of the annual bonuses for Messrs. Cooper, Levin and Moot and Ms. Marshall for fiscal year 2021 and the special discretionary bonus for Mr. Lousada are set forth below under the “Bonus” column in the Summary Compensation Table.
Mr. Cooper’s annual bonus was determined by the Compensation Committee. For the annual bonuses for Messrs. Levin and Moot and Ms. Marshall, the Compensation Committee considered the recommendation of the CEO and the Executive Vice President and Chief People Officer in making its bonus determinations. The annual bonuses for Messrs. Cooper, Levin and Moot and Ms. Marshall were based on their target bonuses, corporate performance and other discretionary factors, including achievement of strategic objectives and other goals. A variety of qualitative and quantitative factors that vary by year and are given different weights in different years depending on facts and circumstances were considered, with no single factor predominant in the overall bonus determination. The factors considered by the Compensation Committee in connection with the fiscal year 2021 bonuses for Messrs. Cooper, Levin and Moot and Ms. Marshall are discussed in more detail below.
For fiscal year 2021, after considering the factors described above and management’s recommendations, the Compensation Committee determined that the annual bonuses for Messrs. Cooper, Levin and Moot and Ms. Marshall would be set at amounts equal to $7,485,100 (payable in the form of RSUs), $1,219,300, $1,950,200 and $1,950,200, respectively, and the special discretionary bonus for Mr. Lousada would be equal to $220,000. This reflected the Compensation Committee’s and management’s assessment of the Company’s overall corporate performance and an evaluation of the contributions by these executives to the Company’s performance during the fiscal year. Specifically, the Compensation Committee set the amount of Mr. Cooper’s annual bonus after considering the quality of his individual performance in establishing strategic direction, building a management team and leading effectively as well as the performance of the Company. The Compensation Committee set the amount of Mr. Levin’s annual bonus after considering the quality of his individual performance in running the company-wide finance function, and taking into account other qualitative factors including performance in internal and public financial reporting, budgeting and forecasting processes, compliance and infrastructure and investment and cost-savings initiatives as well as the performance of the Company. The Compensation Committee set the amounts of Mr. Moot’s and Ms. Marshall’s annual bonuses after considering the quality of their individual performance as co-leaders of Warner Chappell Music, as well as the performance of the Company. The amount of Mr. Lousada’s special discretionary bonus was determined by the CEO and the Compensation Committee based on the quality of his performance the leader of Warner Recorded Music, as well as the performance of the Company.
Other non-financial factors taken into account by the Compensation Committee in setting these bonus amounts for fiscal year 2021 included, among other items, providing strategic leadership and direction for the Company, including corporate governance matters, managing the strategic direction of the Company and communicating to investors and other important constituencies.
As the COVID-19 pandemic was factored into business plans for the 2021 fiscal year, it was not a consideration in determining bonuses for the fiscal year, nor did the Compensation Committee modify any goals for the fiscal year due to COVID-19-related circumstances. The Compensation Committee did, however, recognize the continued disruption to our business caused by COVID-19 during the fiscal year and acknowledged that each NEO had been called upon to continue to provide strong leadership throughout the COVID-19 pandemic, making difficult decisions and implementing a variety of measures that were designed to limit the negative impact to our business, create long-term shareholder value, and protect our employees, artists and songwriters and the communities that we serve. The Compensation Committee credits our NEOs for having worked cohesively to effectively manage our business during the COVID-19 pandemic, for preserving business continuity without sacrificing the safety of our employees, and for achieving strong operating and financial performance.
Long-Term Equity Incentives
Warner Music Group Corp. Senior Management Free Cash Flow Plan
As noted above, for fiscal year 2021, Mr. Lousada elected to participate in the Pre-IPO Plan. In addition to providing an annual bonus that is based on a percentage of the Company’s free cash flow, as described above, the Pre-IPO Plan provides its participants with the opportunity to defer all or a portion of their free cash flow bonuses and receive grants of equity interests, within prescribed limits. Mr. Cooper previously participated in the Pre-IPO Plan prior to fiscal year 2021.
Deferral of Compensation under the Pre-IPO Plan
Subject to prescribed limits under the Pre-IPO Plan (including on an individualized participant basis), deferred amounts, if any, will be credited to a participant’s account as and when a deferred bonus is earned and indexed to the fair market value of a share of our common stock (as determined from time to time by the Compensation Committee), except that the initial value of deferred amounts at the time of deferral was based on our fair market value as of January 1, 2013 for the Pre-IPO Plan’s initial participants, including Mr. Cooper, and as of the grant date for other participants who joined the Pre-IPO Plan at a later date, including Mr. Lousada. As noted above, Mr. Lousada was not entitled to defer any of his fiscal year 2021 free cash flow bonus because he had previously deferred his maximum allocation under the Pre-IPO Plan. As described below, in December 2020, Mr. Cooper’s outstanding equity interests granted or acquired under the Pre-IPO Plan, including his deferred equity units, were settled and redeemed for shares of our common stock in accordance with the terms of the Pre-IPO Plan.
Equity Interests under the Pre-IPO Plan
Each participant in the Pre-IPO Plan became a member of WMG Management Holdings, LLC (“Management LLC”), a limited liability company formed in connection with the Pre-IPO Plan’s adoption, and was granted “profits interests” in Management LLC (“Profits Interests”) in amounts equal to the maximum number of shares of our common stock available for issuance to the participants in settlement of his or her deferred accounts. These Profits Interests represent an economic entitlement to future appreciation in our common stock above the fair market value on the grant date. Terms and conditions of the Pre-IPO Plan with respect to the Profits Interests are described below in the narrative accompanying the “Grants of Plan-Based Awards in Fiscal Year 2021” table and under “Potential Payments upon Termination or Change In Control.”
All outstanding deferred equity units and vested Profits Interests and Acquired LLC Units (as defined below) were in the case of Mr. Cooper, and will be in the case of Mr. Lousada, settled in or redeemed with shares of our common stock. All such shares of common stock distributed by Management LLC to the Pre-IPO Plan participants convert to Class A Common Stock from shares of Class B Common Stock that are currently outstanding and owned by Management LLC. Generally, a portion of each participant’s vested Profits Interests becomes eligible for redemption in December of each of the sixth, seventh and eighth years following the participant’s initial deferral of compensation under the plan. However, as part of the Compensation Committee’s review of Mr. Lousada’s compensation, the Compensation Committee amended the Pre-IPO Plan to allow Mr. Lousada to redeem certain of his vested Profits Interests in advance of their scheduled redemption dates. Specifically, the Compensation Committee amended the Pre-IPO Plan (i) on March 12, 2021 to allow Mr. Lousada to redeem 535,000 of his vested Profits Interests and (ii) on September 27, 2021 (following the end of fiscal year 2021), to allow Mr. Lousada to redeem 550,000 of his vested Profits Interests. Prior to the amendments, these Profits Interests would have eligible for redemption in December 2023 and December 2024.
As of the end of our 2021 fiscal year, assuming that all remaining interests under the Pre-IPO Plan were vested, a maximum of 5,214,051 shares of our common stock would have been issuable in redemption of outstanding deferred equity units, and a maximum of 3,071,194 shares of our common stock would have been distributable in redemption of outstanding Profits Interests (ignoring any Benchmark Amount of Profits Interests).

On each of December 1, 2020, March 1, 2021, June 1, 2021 and September 1, 2021, we paid a cash dividend to our stockholders on all the issued and outstanding shares of our common stock. In fiscal year 2021, our NEOs who participated in the Pre-IPO Plan received dividend equivalents for cash dividends paid on our common stock.
In December 2020, all of Mr. Cooper’s Profits Interests, Acquired LLC Units and deferred equity units then outstanding under the Pre-IPO Plan were redeemed for shares of our common stock in accordance with the terms of the Pre-IPO Plan, and at that time we recovered $2.27 million from Mr. Cooper’s then-outstanding deferred equity units due for all of his unrecovered added investment amounts (as defined in the Pre-IPO Plan).
Omnibus Incentive Plan
In fiscal year 2020, the Company adopted the Omnibus Incentive Plan, under which our directors and employees, including our NEOs, are eligible to receive awards.
Long-Term Incentive Awards Granted to NEOs in Fiscal Year 2021
In January 2021, the Compensation Committee made a grant of long-term incentives to certain of our NEOs, referred to below as the “FY 2021 Awards.”
The FY 2021 Awards consist of restricted stock units (“RSUs”), each representing the right to acquire on vesting one share of our common stock. The RSUs vest on the fourth anniversary of the date of grant, subject to the grantee’s continued employment with the Company. Following a qualifying retirement, the RSUs will remain outstanding and will settle into shares of our common stock on the scheduled vesting dates subject to the grantee’s continued noncompetition with the Company.
The number of RSUs granted to our NEOs was determined based on an evaluation of the overall mix of base pay and long-term incentives for these NEOs following the IPO and an assessment of compensation data among similarly situated executives at our competitors. We believe that the RSUs and their accompanying vesting schedule will align the interests of the NEOs and shareholders, and help us retain executives who are critical to the successful execution of our business strategy.
The FY 2021 Awards granted to Messrs. Cooper, Levin and Moot and Ms. Marshall consisted of the number of RSUs set forth in the following table:
Name	RSUs
Stephen Cooper	189,856
Eric Levin	27,122
Carianne Marshall	13,561
Guy Moot	13,561
Mr. Lousada did not receive FY 2021 Awards because he continued to participate in the Pre-IPO Plan during fiscal year 2021.
Long-Term Incentive Awards Granted to NEOs in Fiscal Year 2022
In January 2022, following the end of our 2021 fiscal year, the Compensation Committee made a grant of long-term incentives to certain of our NEOs, referred to below as the “FY 2022 Awards.”
The FY 2022 Awards consist of restricted stock units (“RSUs”), having terms substantially consistent with the FY 2021 awards described above.
The FY 2022 Awards granted to Messrs. Cooper, Levin and Moot and Ms. Marshall consisted of the number of RSUs set forth in the following table:
Name	RSUs
Stephen Cooper	165,796(1)
Eric Levin	23,685
Carianne Marshall	11,843
Guy Moot	11,843
(1)	In addition to his FY 2022 Award, Mr. Cooper received a grant of 214,965 RSUs in January 2022 under the Omnibus Incentive Plan, representing his annual discretionary bonus for fiscal year 2021.

Mr. Lousada did not receive FY 2022 Awards because he continued to participate in the Pre-IPO Plan following the end of our 2021 fiscal year.
Tax Deductibility of Compensation and Other Tax Considerations
Where appropriate, and after taking into account various considerations, including that certain incentives may have competing advantages, we structure our executive employment arrangements and compensation programs to allow us to take a tax deduction for the full amount of the compensation we pay to our executives.
Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), limits tax deductions relating to executive compensation of certain executives of publicly held companies. For fiscal year 2021, the Compensation Committee reviewed and considered the deductibility of executive compensation under Section 162(m) of the Code. However, it is expected that the Compensation Committee will authorize compensation payments that are not deductible for federal income tax purposes when the Committee believes that such payments are appropriate to attract, retain and incentivize executive talent.
Benefits
Our NEOs also receive health coverage, life insurance, disability benefits and, generally, other similar benefits in the same manner as our U.S. employees and, in the case of Mr. Lousada, U.K. employees of equivalent status.
Retirement Benefits
We offer a tax-qualified 401(k) plan to our U.S. employees and we offer a non-qualified deferred compensation plan to select employees of the Company as determined by the Compensation Committee. All of our NEOs were eligible to participate in the non-qualified deferred compensation plan during fiscal year 2021, but none elected to do so.
In accordance with the terms of the Company’s 401(k) plan, the Company matches after one year of service, in cash, 50% of the first 6% of each plan participant’s contributions to the plan, up to 3% of eligible pay, with a limit of up to $8,700 in 2021, whichever is less. Employees can contribute up to the maximum IRS pre-tax deferral of $19,500 in 2021 (with a catch up of $6,500 in 2021 in the case of participants age 50 or greater), whichever occurs first. The matching contributions made by the Company are initially subject to vesting, based on continued employment, with 25% scheduled to vest on each of the second through fifth anniversaries of the employee’s date of hire.
Beginning in calendar year 2022, the Company will match 50% of the first 8% of each plan participant’s contributions to the Company’s 401(k) plan, up to 4% of eligible pay. The Company match will begin immediately upon the participant’s enrollment in the plan, and will vest over three years of service rather than five years.
Additionally, the Company offers a defined contribution pension scheme for U.K. employees, including, in fiscal year 2021, Mr. Lousada.
Perquisites
We generally do not provide perquisites to our NEOs, although, in fiscal year 2021, Mr. Lousada and Mr. Moot received a car allowance, and Messrs. Lousada and Moot were reimbursed for certain tax preparation costs and received employer contributions with respect to private medical insurance, life assurance and income protection. See the Summary Compensation Table below for a summary of compensation received by our NEOs, including any perquisites received in fiscal year 2021.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the CD&A included in this Proxy Statement with members of management, and based on such review and discussions, the Compensation Committee recommended to the board of directors that the CD&A be included in this proxy statement.

The Compensation Committee
Lincoln Benet (chair)
Alex Blavatnik
Mathias Döpfner
Ceci Kurzman
Len Blavatnik (resigned from the Compensation Committee on April 30, 2021)
Summary Compensation Table
The following table provides summary information concerning compensation paid or accrued by us to or, on behalf of, our NEOs, for services rendered to us during the specified fiscal year.
Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(4)	Total
Stephen Cooper CEO	2021	$3,000,000	—	$6,627,873	—	—	$1,116,854	$10,744,727
	2020	$1,000,000	—	—	$8,225,000	—	$6,749,945	$15,974,945
	2019	$1,000,000	—	—	$7,075,000	—	$2,013,264	$10,088,264
Eric Levin Executive Vice President and Chief Financial Officer	2021	$1,000,000	$1,219,300	$999,988	—	—	$18,270	$3,237,558
	2020	$850,000	$8,892,840	—	—	—	$8,550	$9,751,390
	2019	$850,000	$1,034,340	—	—	—	$8,400	$1,892,740
Max Lousada(5) CEO, Warner Recorded Music	2021	$5,476,000	—	—	$2,400,000	—	$2,358,487	$10,234,487
	2020	$5,100,000	—	—	$1,538,219	—	$2,072,353	$8,710,572
	2019	$5,108,000	—	—	—	—	$510,330	$5,618,330
Carianne Marshall(6) Co-Chair and COO, Warner Chappell Music	2021	$1,250,000	$1,950,200	$499,994	—	—	$13,989	$3,714,183
	2020	$1,250,000	$1,870,400	—	—	—	$8,550	$3,128,950
	2019	$1,132,692	$1,319,487	—	—	—	$721	$2,452,900
Guy Moot Co-Chair and CEO, Warner Chappell Music	2021	$1,750,000	$1,950,200	$499,994	—	—	$27,446	$4,227,640
	2020	$1,750,000	$1,870,400	—	—	—	$390,571	$4,010,971
	2019	$829,994	$913,985	—	—	—	$322,754	$2,066,733
(1)
For fiscal year 2021, represents discretionary cash bonuses for each of Messrs. Levin and Moot and Ms. Marshall. Mr. Cooper’s bonus for fiscal year 2021 was $7,485,100, payable in the form of 214,965 RSUs based on the 52-week average daily closing price of our common stock for fiscal year 2021, which was $34.82. These RSUs were granted in January 2022, following the end of fiscal year 2021, and will be reported in the “Stock Awards” column of the Summary Compensation Table for fiscal year 2022.

(2)
The amounts reported in the “Stock Awards” column reflects the aggregate grant date fair value of the FY 2021 Awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). See Note 12 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2021 for additional detail regarding assumptions underlying the valuation of equity awards.

(3)
For the 2021 fiscal year, the amount for Mr. Lousada reflects a free cash flow bonus of $2,180,000 under the Pre-IPO Plan and an additional, discretionary cash bonus of $220,000. All of Mr. Lousada’s 2021 free cash flow bonus under the Pre-IPO Plan will be paid in cash because he has acquired all of his deferred equity unit allocation. All of Mr. Cooper’s fiscal year 2020 and 2019 free cash flow bonus amounts, and a portion of Mr. Lousada’s fiscal year 2020 free cash flow bonus amount, were also paid in cash.

(4)
Fiscal year 2021 includes 401(k) matching contributions of $7,692 for Mr. Levin, $8,700 for Mr. Moot and $8,700 for Ms. Marshall, and defined contribution pension matching contributions of $25,719 (£18,787) for Mr. Lousada. Additionally, fiscal year 2021 for Messrs. Cooper and Lousada includes $1,042,810 and $2,273,363, respectively, in cash dividends paid to them under the Pre-IPO Plan in respect of their then-outstanding deferred equity units and Profits Interests in cash dividends paid and, for Messrs. Cooper, Levin and Moot and Ms. Marshall, includes $74,044, $10,578, $5,289 and $5,289, respectively, in cash dividends paid to them in respect of outstanding equity awards under the Omnibus Incentive Plan. Mr. Lousada received a car allowance of $20,535 (£15,000) and an employer life assurance contribution of $17,720 (£12,944) as well as employer contributions with respect to private medical insurance and income protection. Mr. Lousada was also reimbursed for certain tax preparation costs.

(5)
The amounts reported for Mr. Lousada have been converted from British pound sterling to U.S. dollars using a conversion factor of 1.369, 1.275, and 1.277 for fiscal years 2021, 2020 and 2019, respectively.

(6)	Ms. Marshall became an NEO in fiscal year 2021, and was previously an NEO in fiscal year 2019.

Fiscal Year 2021 Grants of Plan-Based Awards Table
The following table sets forth information concerning grants of plan-based awards to each of the Named Executive Officers during the fiscal year 2021. In January 2021, our Compensation Committee granted RSUs to certain of our NEOs. See “Compensation Discussion & Analysis — Long-Term Equity Incentives.”
Name	Grant Date	Award Type	All Other Stock Awards; Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Mr. Cooper	01/12/2021	RSU	189,856	$6,627,873
Mr. Levin	01/04/2021	RSU	27,122	$999,988
Ms. Marshall	01/04/2021	RSU	13,561	$499,994
Mr. Moot	01/04/2021	RSU	13,561	$499,994
(1)
The grant date fair value is based on a price per share of (i) $36.87, which was the closing price of our Class A Common Stock on January 4, 2021, for Messrs. Levin and Moot and Ms. Marshall and (ii) $34.91, which was the closing price of our common stock on January 12, 2021, for Mr. Cooper. Mr. Lousada did not receive FY 2021 Awards because he continued to participate in the Pre-IPO Plan during fiscal year 2021.

Under the Pre-IPO Plan as in effect prior to the IPO, deferred accounts and vested Profits Interests were to be settled, in shares of our common stock or with a cash payment equal to the then fair market value of the shares. Any shares received on settlement of deferred accounts were required to be immediately exchanged for fully vested equity units (“Acquired LLC Units”) in Management LLC. In fiscal year 2020, the Pre-IPO Plan and the LLC Agreement associated with the Pre-IPO Plan were amended to provide that, following the IPO, the Pre-IPO Plan participants no longer have the option to settle deferred accounts or Profits Interests in cash or to be paid in cash for redemption of their vested interests in Management LLC. As a result, all deferred equity units and vested Profits Interests and Acquired LLC Units were, in the case of Mr. Cooper, and will be, in the case of Mr. Lousada, settled in or redeemed with shares of our common stock, which were converted in the case of Mr. Cooper, or will convert in the case of Mr. Lousada, Class A Common Stock from shares of outstanding Class B Common Stock then owned by Management LLC.
Mr. Cooper’s outstanding Profits Interests and Acquired LLC Units were redeemed in December 2020, and at that time we recovered $2.27 million from his deferred equity units due for all of his then-outstanding unrecovered added investment amounts (as defined in the Pre-IPO Plan). As described above, the Compensation Committee permitted Mr. Lousada to redeem a portion of his vested Profits Interests during fiscal year 2021. Mr. Lousada’s remaining Profits Interests will be redeemed in December 2025, or in 2023 and 2024 at his election.
As a condition to the grant of Profits Interests to our NEOs who elected to participate in the Pre-IPO Plan, each of them agreed to restrictive covenants in the LLC Agreement associated with the Pre-IPO Plan, including non-competition with the businesses of the Company and its subsidiaries during the participant’s term of employment, non-solicitation of certain artists, labels and employees during the participant’s term of employment and for one year afterwards, as well as obligations of non-disparagement and confidentiality.
In addition to his FY 2021 Award, Mr. Cooper received a grant of 214,965 RSUs under the Omnibus Incentive Plan in January 2022, representing his annual discretionary bonus for fiscal year 2021. See “Summary of NEO Employment Arrangements—Employment Arrangements with Stephen Cooper” below.
Summary of NEO Employment Arrangements
This section describes employment arrangements in effect for our NEOs during fiscal year 2021. Potential payments under the severance agreements and arrangements described below are provided in the section entitled “Potential Payments upon Termination or Change In Control.” In addition, for a summary of the meanings of “cause” and “good reason” as discussed below, see “Termination for ‘Cause”’ and “Resignation for ‘Good Reason’ or without ‘Good Reason”’ below.

Employment Arrangements with Stephen Cooper
As noted above, Mr. Cooper was not party to an employment agreement during fiscal year 2021. On January 12, 2021, the Company updated the employment terms with Mr. Cooper to provide for, among other terms, annual long-term incentive awards intended to preserve alignment between Mr. Cooper’s compensation and the Company’s performance. Beginning with our 2021 fiscal year and retroactive to October 1, 2020, Mr. Cooper’s employment terms include (i) an annual base salary of $3,000,000; (ii) a target annual bonus of $7,000,000, with the actual amount to be determined by the Compensation Committee, payable in the form of a number of RSUs based on the average daily closing price of our common stock during the preceding fiscal year, which will be granted after completion of each fiscal year (i.e., when other NEO bonuses are paid); and (iii) an annual grant of RSUs having a grant date value of $7,000,000 (see “Long-Term Equity Incentives—Long-Term Incentive Awards Granted to NEOs in Fiscal Year 2021”). The RSUs granted to Mr. Cooper in respect of his annual bonus and annual long-term incentive awards have the same vesting conditions and other terms as the FY 2021 Awards described above. For purposes of determining Mr. Cooper’s eligibility for a qualifying retirement with respect to his RSUs, his service and employment with the Company includes his service as a director and consultant. Mr. Cooper’s employment continues to be at-will.
Employment Agreement with Eric Levin
During fiscal year 2021, Mr. Levin was party to an employment agreement with us that provided, among other things, for the following:
(1)	the term of Mr. Levin’s employment agreement ends on September 30, 2025;
(2)	Mr. Levin’s base salary for fiscal year 2021 was $1,000,000 and his target bonus was $1,000,000; and
(3)	Mr. Levin is eligible for an annual grant of long-term incentive awards with a target value of $1,000,000 per year.
The above terms reflect amendments we made to Mr. Levin’s employment agreement during fiscal year 2021. Prior to the amendment, which took effect on October 1, 2020, Mr. Levin’s agreement provided for a base salary of $850,000 and a target annual bonus of $850,000, and did not provide for an annual grant of long-term incentive awards.
In the event we terminate his employment for any reason other than for “cause” (as defined in his employment agreement), Mr. Levin will be entitled to cash severance benefits equal to his annual base salary, as well as a portion of his annual target bonus, pro-rated in good faith for the year of his termination, except that if we elect to not renew his employment agreement at the end of its term, he will be paid $600,000. Prior to the amendment, Mr. Levin’s employment agreement provided for cash severance benefits equal to his annual base salary upon a termination other than for “cause” or non-renewal of the agreement.
Mr. Levin’s employment agreement also contains standard covenants relating to confidentiality and a one-year post-employment non-solicitation covenant.
Employment Agreement with Max Lousada
During fiscal year 2021, Mr. Lousada was party to an employment agreement with us that provided, among other things, for the following:
(1)	the term of Mr. Lousada’s employment agreement ends on September 30, 2022;
(2)	Mr. Lousada’s base salary for fiscal year 2021 was $5,476,000 (£4,000,000);
(3)	eligibility to participate in the Pre-IPO Plan; and
(4)	eligibility to participate in the defined contribution pension plan for U.K. employees, along with company matching contributions of up to 10% of Mr. Lousada’s base salary.
In the event we terminate his employment for any reason other than “cause” (as defined in his employment agreement) or he is constructively dismissed, Mr. Lousada will be entitled to cash severance benefits equal to $8,214,000 (£6,000,000).
Mr. Lousada’s employment agreement also contains covenants relating to confidentiality, a six-month post-employment non-compete and a one-year post-employment non-solicitation covenant.

Employment Agreement with Carianne Marshall
For fiscal year 2021, Ms. Marshall was party to an employment agreement with us that provided, among other things, for the following:
(1)	the term of Ms. Marshall’s employment agreement ends on March 31, 2024; and
(2)	Ms. Marshall’s base salary for fiscal year 2021 was $1,250,000, and her target bonus was $1,750,000.
Her employment agreement also provides that Ms. Marshall will be offered the opportunity to participate in any long-term incentive plan of the Company, including our Omnibus Incentive Plan.
In the event we terminate her employment for any reason other than for “cause” (as defined in her employment agreement), death or disability or if Ms. Marshall terminates her employment for “good reason” (as defined in her employment agreement), Ms. Marshall will be entitled to severance benefits equal to 15 months of her annual base salary plus a discretionary pro-rated bonus (as determined by the Company in good faith) and continued participation in the Company’s group health and life insurance plans for the month of termination. However, if we elect to not renew her employment agreement at the end of its term, she will be paid the severance that would be payable to her under our severance policy if she did not have an employment agreement.
Ms. Marshall’s employment agreement also contains standard covenants relating to confidentiality and a one-year post-employment non-solicitation covenant.
Employment Agreement with Guy Moot
For fiscal year 2021, Mr. Moot was party to an employment agreement with us that provided, among other things, for the following:
(1)	the term of Mr. Moot’s employment agreement ends on March 31, 2024; and
(2)	Mr. Moot’s annual base salary was $1,750,000, and his target bonus was the same amount.
His employment agreement also provides that Mr. Moot will be offered the opportunity to participate in any long-term incentive plan of the Company, including our Omnibus Incentive Plan.
In the event we terminate his employment for any reason other than for “cause” (as defined in his employment agreement), death or disability or if Mr. Moot terminates his employment for “good reason” (as defined in his employment agreement), Mr. Moot will be entitled to severance benefits equal to 18 months of his annual base salary plus a discretionary prorated bonus (as determined by the Company in good faith), up to $75,000 in relocation assistance to move from Los Angeles, California to London, U.K. and continued participation in the Company’s group health and life insurance plans for the month of termination. However, if we elect to not renew his employment agreement at the end of its term, he will be paid 12 months of annual base salary.
If Mr. Moot resigns without “good reason” or is terminated for “cause” before the second anniversary of his relocation to Los Angeles, California, he will be required to repay all or a portion of the relocation assistance and related tax gross-up he received from the Company in connection with his relocation.
Mr. Moot’s employment agreement also contains standard covenants relating to confidentiality and a one-year post-employment non-solicitation covenant.
Outstanding Equity Awards at 2021 Fiscal Year-End
Name	Grant Award Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Stephen Cooper	01/12/2021	189,856	$8,393,534
Eric Levin	01/04/2021	27,122	$1,199,064
Carianne Marshall	01/04/2021	13,561	$599,532
Guy Moot	01/04/2021	13,561	$599,532
(1)	The amounts in this column are based on a price per share of $44.21, which was the closing price of our common stock on September 24, 2021, the last business day of the fiscal year 2021.

Equity Awards Vested in 2021 Fiscal Year
Name	Number of Shares or Units of Stock Acquired on Vesting (#)	Value Realized on Vesting ($)(3)
Max Lousada	549,453.54(1)	$24,291,341
	549,453.54(2)	$22,539,560
(1)	Deferred equity units that vested in fiscal year 2021. The deferred equity units vest in the fiscal year following the fiscal year in which the NEO’s free cash flow bonuses are paid.
(2)	Profits Interests that vested in fiscal year 2021 reflect a number of Profits Interests equal to the number of deferred equity units acquired by Mr. Lousada in fiscal year 2021.
(3)
Reflects the difference between the purchase price of a deferred equity unit and the fair market value of a deferred equity unit on the date Mr. Lousada acquired the vested deferred equity units in December 2018, and for Profits Interests reflect the appreciation in the fair market value of a share of our common stock as of the vesting date since the date of grant. Pursuant to the Pre-IPO Plan and Mr. Lousada’s election, his deferred equity units and Profits Interests will not be settled or redeemed until the scheduled redemption dates or, if earlier, termination of his employment. See the descriptions in the narratives accompanying the “Grants of Plan-Based Awards in Fiscal Year 2021” table above and below under “Potential Payments upon Termination or Change In Control.” The Compensation Committee amended the Pre-IPO Plan to allow Mr. Lousada to redeem a portion of his vested Profits Interests prior to the scheduled redemption dates (see “Long-Term Equity Incentives— Equity Interests under the Pre-IPO Plan”).

Nonqualified Deferred Compensation
The following table provides information concerning the deferred accounts of our NEOs under the Pre-IPO Plan for fiscal year 2021:
Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals / Distributions ($)(4)	Aggregate Balance at Last FYE ($)
Stephen Cooper	$—	$—	$10,862,607	$69,272,410	$—
Max Lousada	$1,751,781	$13,088,959	$44,840,842	$—	$115,256,605
(1)
Amounts of free cash flow bonuses that were deferred by Mr. Lousada under the Pre-IPO Plan through the acquisition of vested deferred equity units in fiscal year 2021, in respect of his free cash flow bonus earned from the 2020 fiscal year.

(2)
Reflects the difference between the purchase price of a deferred equity unit and the fair market value of a deferred equity unit on the date Mr. Lousada acquired the vested deferred equity units in fiscal year 2021.

(3)	Reflects the increase in value of vested deferred equity units outstanding as of September 24, 2021 since September 25, 2020.
(4)	For Mr. Cooper, reflects the value of the shares of common stock distributed to him in December 2020 under the Pre-IPO Plan in settlement of all of his remaining deferred equity units.
Potential Payments upon Termination or Change In Control
We have entered into employment arrangements that, by their terms, will require us to provide compensation and other benefits to our NEOs if their employment terminates or they resign under specified circumstances. In addition, the Pre-IPO Plan provides for certain payments upon a participant’s termination of employment or a change in control of the Company.
The following discussion summarizes the potential payments upon a termination of employment in various circumstances. The amounts discussed apply the assumption that employment terminated on September 24, 2021 and the NEO does not become employed by a new employer or return to work for the Company, or that a change in control occurred on September 24, 2021. The discussion that follows addresses each of our NEOs. See “Summary of NEO Employment Arrangements” above for a description of their respective agreements. The value of a share of our common stock applied to this discussion was $44.21, which was the closing price of our common stock on September 24, 2021, the last business day of fiscal year 2021.
Estimated Benefits upon Termination for “Cause” or Resignation Without “Good Reason”
In the event an NEO is terminated for “cause,” or resigns without “good reason” as such terms are defined below, the NEO is only eligible to receive compensation and benefits accrued through the date of termination. Therefore, no amounts other than accrued amounts would be payable to Messrs. Lousada, Levin and Moot and

Ms. Marshall in this instance pursuant to their employment arrangements. Mr. Cooper does not have an employment arrangement with the Company that provides for benefits from the Company if he is terminated for “cause” or he resigns without “good reason” (except under the Omnibus Incentive Plan as described below).
Estimated Benefits upon Termination without “Cause” or Resignation for “Good Reason”
Upon termination without “cause” or resignation for “good reason,” Messrs. Lousada, Levin and Moot and Ms. Marshall are entitled to contractual severance benefits payable on termination plus, in the case of Ms. Marshall and Mr. Moot, a pro-rated annual bonus for the year of termination.
The terms of the FY 2021 Awards granted to our NEOs provide that if the grantee’s employment is terminated by the Company without “cause” or, if the grantee is party to an employment agreement or offer letter with the Company that contains a “good reason” definition, by the grantee for “good reason,” then, to the extent then unvested, a pro rata portion of the FY 2021 Awards will vest based on the portion of the vesting period that has elapsed as of the date of the termination. However, if the participant’s employment terminates in a “qualifying retirement,” then, subject to the participant’s compliance with the restrictive covenants set forth in their award agreement, all of the participant’s outstanding unvested FY 2021 Awards will remain outstanding and will become vested on their originally scheduled vesting date, or if sooner, upon the occurrence of a change in control or the participant’s disability or death. For purposes of the FY 2021 Awards, a “qualifying retirement” means a termination of employment after the participant has attained age 60 and completed at least 10 years of service with the company.
Although annual free cash flow bonuses under the Pre-IPO Plan are generally contingent upon the participant being employed with the Company on the date of payment, if, after the first quarter of a fiscal year, the employment of a Pre-IPO Plan participant (including, in fiscal year 2021, Mr. Lousada) is terminated by the Company without “cause”, by the participant for “good reason” or due to death or “disability,” the participant will be entitled under the Pre-IPO Plan to a pro rata free cash flow bonus in respect of the year in which such event occurs (as such terms are defined in the Pre-IPO Plan).
None of our NEOs is entitled to any additional severance upon a termination in connection with a change in control.
Name	Salary (other than accrued amounts)(1)	Bonus(2)	Value of Deferred Compensation(3)	Acceleration of Profits Interests(4)	Acceleration Of Restricted Stock Units(5)	Benefits	Total
Stephen Cooper	—	—	—	—	$8,393,534	—	$8,393,534
Eric Levin	$1,000,000	$1,219,300	—	—	$215,848	—	$2,435,148
Max Lousada(6)	$8,214,000	$2,400,000	$115,256,605	—	—	—	$125,870,605
Carianne Marshall	$1,562,500	$1,950,200	—	—	$107,924	—	$3,620,624
Guy Moot	$2,625,000	$1,950,200	—	—	$107,924	—	$4,683,124
(1)	For Messrs. Levin, Lousada and Moot and Ms. Marshall, the amount represents the severance payable to them on such a qualifying termination.
(2)
For Mr. Levin, Ms. Marshall and Mr. Moot, represents the actual fiscal year 2021 annual bonus paid assuming the Company in its good-faith discretion determined to pay that amount. For Mr. Lousada, represents a pro rata amount of the annual free cash flow bonus payable under the Pre-IPO Plan (or, since the termination date is assumed to be September 24, 2021, his full fiscal year 2021 annual free cash flow bonus, which was $2,180,000) and an additional discretionary cash bonus of $220,000, representing his actual fiscal year 2021 discretionary bonus assuming the Company in its good-faith discretion determined to pay that amount.

(3)	Reflects the value of vested deferred equity units that would be settled on a termination of employment without “cause” or by the NEO for “good reason.”
(4)
Profits Interests will not accelerate on a termination of employment that is not in connection with a change in control of the Company. This table does not include vested Profits Interests held by the NEOs.

(5)
Reflects the value of unvested RSUs that would accelerate on a termination of employment without “cause” or by the NEO for “good reason” on September 24, 2021, the last business day of fiscal year 2021, based on a price per share of $44.21, which was the closing price of our common stock on that date. For Mr. Cooper, reflects the value of all of his outstanding unvested RSUs as of September 24, 2021, because his termination on such date would represent a “qualifying retirement” under the terms of his awards. For each other NEO, the amount reflects a pro rata portion of the NEO’s outstanding FY 2021 Awards based on the portion of the vesting period that had elapsed as of September 24, 2021.

(6)	The amounts reported for Mr. Lousada have been converted from British pound sterling to U.S. dollars using a conversion factor of 1.369.

Estimated Benefits in Connection with a Change in Control
As a participant in the Pre-IPO Plan during fiscal year 2021, Mr. Lousada was entitled to additional payments upon a change in control in respect of the amounts deferred under the Pre-IPO Plan and the Profits Interests granted to him.
Name	Value of Deferred Compensation(1)	Acceleration of Profits Interests	Total
Max Lousada	$115,256,605	$—	$115,256,605
(1)	Represents the value of the NEO’s deferred equity units that were vested and outstanding on September 24, 2021, based on the value of our common stock as of such date.
Upon a change of control of the Company and upon certain sales of shares of our common stock underlying Profits Interests and Acquired LLC Units, distributions will be made in respect of Profits Interests (to the extent of their liquidation value) and Acquired LLC Units.
Vesting of awards granted under the Omnibus Incentive Plan will not be accelerated upon a change in control of the Company if the awards are assumed or replaced with substitute awards that have the same or better terms and conditions and provide for full acceleration on a participant’s involuntary termination of employment without “cause” or for “good reason” within 12 months following the change in control. The amounts shown above assume that all outstanding awards granted under the Omnibus Incentive Plan were assumed or replaced by economically equivalent alternative awards of the successor to the Company in the change in control and were therefore not accelerated. Therefore, no amount is included in the table above with respect to awards granted under the Omnibus Incentive Plan. If a change in control occurred on September 24, 2021 in which these awards were not assumed or replaced by economically equivalent awards, the outstanding FY 2021 Awards would accelerate fully as of the date of the change in control, resulting in benefit amounts of $8,393,534 for Mr. Cooper, $1,199,064 for Mr. Levin, $599,532 for Ms. Marshall and $599,532 for Mr. Moot.
Estimated Benefits upon Death or Disability
The table below sets forth the amounts payable to our NEOs as a result of death or disability.
Death. FY 2021 Awards become fully vested upon the grantee’s death. For each of our NEOs, other than accrued benefits and, in the case of Mr. Lousada under the Pre-IPO Plan, no other benefits are provided in connection with such NEO’s death. Also, for Ms. Marshall and Mr. Moot, the amount shown in this table represents the actual fiscal year 2021 bonus paid assuming the Company in its good-faith discretion determined to pay that amount.
Disability. FY 2021 Awards become fully vested upon the grantee’s disability. For each of our NEOs, other than accrued benefits and short-term disability amounts and, in the case of Mr. Lousada under the Pre-IPO Plan, no other benefits are provided in connection with such NEO’s disability. Also, for Ms. Marshall and Mr. Moot, the amount shown in this table represents the actual fiscal year 2021 bonus paid assuming the Company in its good-faith discretion determined to pay that amount.
Name	Bonus(1)	Value of Deferred Compensation(2)	Acceleration of Profits Interests(3)	Acceleration of RSUs(4)	Total
Stephen Cooper	—	—	—	$8,393,534	$8,393,534
Eric Levin	—	—	—	$1,199,064	$1,199,064
Max Lousada	$2,400,000	$115,256,605	—	—	$117,656,605
Carianne Marshall	$1,950,200	—	—	$599,532	$2,549,732
Guy Moot	$1,950,200	—	—	$599,532	$2,549,732
(1)
For Ms. Marshall and Mr. Moot, represents the actual fiscal year 2021 annual bonus paid assuming the Company in its good-faith discretion determined to pay that amount. For Mr. Lousada, represents a pro rata amount of the annual free cash flow bonus payable under the Pre-IPO Plan (or, since the termination date is assumed to be September 24, 2021, his full fiscal year 2021 annual free cash flow bonus, which was $2,180,000), and an additional discretionary cash bonus of $220,000, representing his actual fiscal year 2021 discretionary bonus assuming the Company in its good-faith discretion determined to pay that amount.

(2)	Represents the value of deferred equity units that were vested and outstanding on September 24, 2021, based on the value of our common stock as of such date.
(3)
This table does not include vested Profits Interests held by Mr. Lousada. Profits Interests will not accelerate on a termination of employment that is not in connection with a change in control of the Company.

(4)
Reflects the value of unvested RSUs that would accelerate upon the NEO’s termination of employment as a result of death or disability on September 24, 2021 based on a price per share of $44.21, which was the closing price of our common stock on that date.

Relevant Provisions of Employment Arrangements
Upon termination of employment for any reason, all of our employees, including our NEOs, are entitled to unpaid salary and vacation time accrued through the termination date.
Termination for “Cause”
Under the terms of his employment agreement (and for purposes of the Pre-IPO Plan), we generally would have “cause” to terminate the employment of Mr. Lousada in any of the following circumstances: (1) serious or repeated breach of any of his material obligations; (2) refusing to carry out any lawful and reasonable order given to him or failing to attend to his duties; (3) committing any financially dishonest or fraudulent act relating to the Company or its affiliates; (4) conviction of a crime that is punishable by imprisonment; (5) guilty of gross misconduct or of any other conduct which brings or is likely to bring serious professional discredit to the Company; (6) inability to perform his duties by reason of ill-health or accident for a specified period; (7) becoming of unsound mind and a patient for the purpose of any statute relating to mental health; (8) a petition or application for an order in bankruptcy is presented by or against him or any person becomes entitled to petition or apply for any such order; (9) a disqualification order (as defined in Section 1 of the Directors Disqualification Act 1986) is made against him or he otherwise becomes prohibited by law from being a member of the board of directors of Warner Music International Services Limited; and (10) if he voluntarily resigns as a member of the board of directors of Warner Music International Services Limited. In the event of (1) or (2) that is curable, we are required to notify Mr. Lousada of such circumstances and give him a reasonable opportunity to cure.
Under the terms of their employment agreements, we generally would have “cause” to terminate the employment of Messrs. Levin or Moot or Ms. Marshall in any of the following circumstances: (1) repeated and continual refusal to perform his or her duties under the employment agreement; (2) engaging in willful malfeasance that has a material adverse effect on the Warner Music Inc. or its affiliates, including the Company; (3) breach of his or her covenants in his or her employment agreement; and (4) conviction of a felony or entered a plea of nolo contendere to a felony charge.
Resignation for “Good Reason” or without “Good Reason”
For purposes of the Pre-IPO Plan, Mr. Lousada generally would have “good reason” to terminate employment in any of the following circumstances: (1) if his salary or annual bonus percentage under the Pre-IPO Plan is materially reduced; (2) if we fail to pay him any salary which has become payable and due to him; or (3) our failure to pay him any entitlement that has become payable and due under the Pre-IPO Plan. Mr. Lousada is required to notify us within 30 days after becoming aware of the occurrence of any event that constitutes “good reason,” and in general we have 30 days to cure the event, but failing a cure, he must terminate his employment within 30 days after the cure period expires.
Our employment agreements with Mr. Moot and Ms. Marshall provide that he or she generally would have “good reason” to terminate employment in any of the following circumstances: (1) if we assign duties inconsistent with his or her current positions, duties or responsibilities or if we change the parties to whom he or she reports; (2) if we fail to pay any amounts due under the employment agreement; (3) if we relocate him or her beyond a specified area; and (4) if we assign the Company’s obligations under the employment agreement to a non-affiliate (except, in Ms. Marshall’s case, if the assignment is in connection with a sale, transfer or disposition of all or a substantial portion of the stock or assets of Warner Chappell Music, Inc. or its direct or indirect parent). Our employment agreement with Mr. Levin does not include “good reason” termination provisions.
Restrictive Covenants
Our agreements with our NEOs contain several important restrictive covenants with which an executive must comply following termination of employment. For example, Mr. Lousada’s entitlement to payments under the Pre-IPO Plan are conditioned on his compliance with covenants not to solicit certain of our artists and employees. This non-solicitation covenant continues in effect during a period that will end one year following his termination of employment.
Messrs. Levin’s and Moot’s and Ms. Marshall’s employment agreements and the Pre-IPO Plan for Mr. Lousada also contain covenants regarding non-disclosure of confidential information.

DIRECTOR COMPENSATION
The following table provides summary information concerning compensation paid or accrued by, or on behalf of, our non-employee directors for services rendered to us during fiscal year 2021.
Our non-employee director compensation program for fiscal year 2021 included a mix of cash and equity compensation as set forth in the table below.
Compensation Item	Amount
Annual Cash Retainer	$100,000
Annual Equity Award	$175,000 restricted stock grant with one-year vesting
Board Chair Additional Retainer	$80,000 restricted stock grant with one-year vesting and $45,000 in cash
Committee Chair Annual Cash Retainer Fee	Audit Committee: $15,000
Compensation Committee: $15,000
Nominating and Corporate Governance
Committee: $15,000
Executive Committee: $15,000
Finance Committee: $15,000
Committee Member Annual Cash Retainer Fee	Audit Committee: $5,000
Compensation Committee: $5,000
Nominating and Corporate Governance
Committee: $5,000
Executive Committee: $5,000
Finance Committee: $5,000
Directors are also entitled to reimbursement of their expenses incurred in connection with travel to meetings. In addition, the Company reimburses directors for fees paid to attend director education events.
Non-employee directors who are affiliated with Access will not be entitled to compensation for service as a director or committee member during any period in which Access owns more than 50% of the value of the Company’s outstanding equity.
On November 17, 2021, following the end of fiscal year 2021, the Board made a one-time grant under the Omnibus Incentive Plan of 150,000 shares of our common stock to Mr. Wagner, in recognition of his significant contributions to the Company, including with respect to our financing arrangements, capitalization and our IPO.
Fiscal Year 2021 Director Compensation Table
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Michael Lynton	$160,000	$254,983	—	—	—	—	$414,983
Lincoln Benet	—	—	—	—	—	—	—
Alex Blavatnik	—	—	—	—	—	—	—
Len Blavatnik	—	—	—	—	—	—	—
Mathias Döpfner	$105,000	$175,014	—	—	—	—	$280,014
Noreena Hertz	$106,621	$175,014	—	—	—	—	$281,635
Nancy Dubuc(2)	$25,761	$111,217	—	—	—	—	$136,978
Ynon Kreiz	$106,073	$175,014	—	—	—	—	$281,087
Ceci Kurzman	$106,073	$175,014	—	—	—	—	$281,087
Thomas H. Lee(3)	$108,948	$175,014	—	—	—	—	$283,962
Donald A. Wagner	—	—	—	—	—	—	—
(1)	The amounts reported in the “Stock Awards” column reflects the aggregate grant date fair value of awards granted under our Omnibus Incentive Plan, computed in accordance with FASB ASC Topic 718.
(2)	Ms. Dubuc joined the Board on July 13, 2021. The amounts shown reflect compensation for a partial year of service.
(3)
Mr. Lee resigned from the Board on July 13, 2021. Mr. Lee was given the title of Director Emeritus of the Company, effective upon his resignation. In consideration for his continued service to the Company, the Board determined that Mr. Lee’s restricted stock award for fiscal year 2021 would remain outstanding and subject to continued vesting during his service as Director Emeritus.

Stock Ownership
We have implemented a stock ownership policy under which our non-employee directors who are not affiliated with Access are required to hold four times the value of their annual cash retainer in Company stock (which includes unvested restricted stock). The directors are required to retain 100% of any net shares (after the payment of taxes) received as compensation until the ownership requirement is achieved.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
None of the Compensation Committee’s members is or has been a Company officer or employee during the last fiscal year. During fiscal year 2021, none of the Company’s executive officers served on the board of directors, the compensation committee or any similar committee of another entity of which an executive officer served on the board of directors or the compensation committee.
Equity Compensation Plan Information
The following table summarizes our equity plan information as of September 24, 2021.
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	N/A	N/A	31,104,532
Equity compensation plans not approved by security holders(2)	8,063,765	N/A	—
Total	8,063,765	N/A	31,104,532
(1)	Shares of our Class A Common Stock issuable under the Warner Music Group Corp. 2020 Omnibus Incentive Plan.
(2)
Shares of our Class A Common Stock represented by (x) 5,214,051 deferred equity units under the Second Amended and Restated Warner Music Group Corp. Senior Management Free Cash Flow Plan; and (y) 3,071,194 Class B Units of WMG Management Holdings, LLC, (“Management LLC”). Pursuant to the terms of the Second Amended and Restated Limited Liability Company Agreement of Management LLC, as amended, the Class B Units are redeemable for a number of shares of our Class B Common Stock equal to 3,071,194 less a number of shares of our Class B Common Stock having a value equal to $9,791,653, which is the sum of the benchmark amounts of the Class B Units. Shares of Class B Common Stock issued in redemption of Class B Units will immediately and automatically convert to shares of our Class A Common Stock on a one-for-one basis. The total number of shares of our Class B Common Stock issuable in respect of outstanding Class B Units as reflected in column (a) above is based on the closing price for a share of our Class A Common Stock on the last day of the Company’s 2021 fiscal year.

CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO:
To determine the estimated ratio of CEO pay to median employee pay in accordance with Item 402(u) of Regulation S-K, we considered our entire global employee population of approximately 5,900 employees who were on the payroll as of September 24, 2021. We then used base salary paid during fiscal year 2021 as the form of compensation to determine our median employee. We identified our median employee, whose total compensation, calculated in accordance with the rules applicable to the Summary Compensation Table as provided in Item 402(u)(2) of Regulation S-K, was $59,800 in fiscal year 2021 (this amount has been converted from Euros to U.S. dollars using a conversion factor of 1.196).
The CEO pay used for purposes of calculating this pay ratio is $10,744,727, which is the annual total compensation of our CEO as reported in the Summary Compensation Table. As a result, the reasonable estimated ratio of CEO pay to median employee pay, calculated in a manner consistent with Item 402(u) of Regulation S-K is 180 to 1.
The SEC’s pay ratio disclosure rules permit the use of estimates, assumptions and adjustments. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above. Pay ratios vary from one company to another due to a variety of factors, including differences in the geographic distribution of their workforces, the breadth of work functions performed by company employees, and the relative share of salaried versus hourly employees.

Board and Corporate Governance Practices
We believe that effective corporate governance policies and practices help the Company deliver sustainable, long-term value to our stockholders.
These policies and practices are contained in our governance documents, including our Fourth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), Fourth Amended and Restated Bylaws (the “Bylaws”), Corporate Governance Guidelines and Committee charters. This section describes the key features of the Board practices and corporate governance program.
Board Leadership Structure
The Board is currently composed of eleven directors. Our directors will be elected annually to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified, or until his or her earlier death, resignation or removal. The Board is led by our non-executive Chairman, Michael Lynton.
Subject to the provisions of the Stockholder Agreement, the number of directors on the Board may be fixed by majority vote of the members of the Board. Any vacancy in the Board that results from (x) the death, disability, resignation or disqualification of any director shall be filled by an affirmative vote of at least a majority of the directors then in office, even if less than a quorum, or by a sole remaining director; and (y) an increase in the number of directors or the removal of any director shall be filled (a) until the first date on which Access ceases to beneficially own more than 50% of the total combined voting power of our common stock, solely by an affirmative vote of the holders of at least a majority of the total combined voting power of our outstanding common stock entitled to vote in an election of directors; and (b) from and after the first date on which Access ceases to beneficially own more than 50% of the total combined voting power of our common stock, by an affirmative vote of at least a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.
Director Nominations
Nominations for election as a director at our annual meetings of stockholders may be made by the Board in the Company’s notice of meeting or any supplement thereto, or by a stockholder or stockholders in compliance with the advance notice provisions set forth in the Company’s Bylaws. The Nominating and Corporate Governance Committee recommends director nominees and may identify potential nominees through a variety of means, including referrals from current directors, executive officers and stockholders or recommendations from professional search firms. In recommending candidates for nomination by the Board, the Nominating and Corporate Governance Committee takes into consideration the candidate’s skills and qualifications, Nasdaq listing requirements, the ability of candidates to enhance the diversity of the Board as a whole and any other criteria the Board may establish from time to time. The Nominating and Corporate Governance Committee will consider candidates recommended by stockholders.
Director Independence
As required by Nasdaq rules, the Board considers annually whether each of its members is “independent” for purposes of Nasdaq rules. Those rules provide that a director is “independent” if the Board determines that the director does not have any direct or indirect material relationship with the Company.
The Board has affirmatively determined, after considering all of the relevant facts and circumstances, that Messrs. Lynton, Döpfner and Kreiz and Mses. Dubuc, Hertz and Kurzman are “independent” as defined under Nasdaq listing standards. This determination was based, in part, on detailed information provided by each director regarding his or her business and professional relationships, and those of his or her family members, with the Company and those entities with which we have significant business or financial interactions.
We are a “controlled company” within the meaning of Nasdaq corporate governance standards. Under Nasdaq rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain Nasdaq corporate governance standards, including:
•	the requirement that a majority of the members of the board of directors be independent directors;
•	the requirement that we have a compensation committee that is composed entirely of independent directors;

•
the requirement that the nominating and corporate governance committee be composed entirely of independent directors; and the requirement for an annual performance evaluation of the nominating and corporate governance and compensation committees.

We use some of these exemptions. The “controlled company” exception does not modify audit committee independence requirements of Rule 10A-3 under the Exchange Act and Nasdaq rules.
Executive Sessions
Executive sessions, which are meetings of the non-management members of the Board, are regularly scheduled. In addition, at least once a year, the independent directors are afforded the opportunity to meet in a private session that excludes management and non-independent directors. At each of these meetings, the non-management and independent directors in attendance, as applicable, will determine which member will preside at such session. Committees of the Board, as described more fully below, also meet periodically in executive session.
Oversight of Risk Management
On behalf of the Board, the Audit Committee is responsible for oversight of the Company’s risk management and assessment guidelines and policies. We are exposed to a number of risks including financial risks, operational risks and risks relating to regulatory and legal compliance. The Audit Committee discusses with management and the independent auditors the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the guidelines and policies to govern the process by which risk assessment and risk management are undertaken. The Company’s Chief Compliance Officer and Head of Internal Audit are responsible for the Company’s risk management function and regularly work closely with the Company’s senior executives to identify risks material to the Company. Both the Chief Compliance Officer and the Head of Internal Audit report regularly to the Chief Financial Officer, the Chief Executive Officer and the Audit Committee regarding the Company’s risk management policies and procedures. In that regard, both the Chief Compliance Officer and Head of Internal Audit regularly meet with the Audit Committee to discuss the risks facing the Company, highlighting any new risks that may have arisen since they last met. The Audit Committee also reports to the Board to apprise them of their discussions with the Chief Compliance Officer and Head of Internal Audit regarding the Company’s risk management efforts. In addition, the Board receives management updates on our business operations, financial results and strategy and, as appropriate, discusses and provides feedback with respect to risks related to those topics.
Information about the Board Committees
The Board has designated five standing Board Committees to assist the Board in carrying out its duties: Audit; Compensation; Executive; Finance; and Nominating and Corporate Governance. Each of the Audit, Compensation and Nominating and Corporate Governance Committees has a Board-approved, written charter, which describes that Committee’s role and responsibilities. Current, printable copies of the charters of the Audit, Compensation and Nominating and Corporate Governance Committees, are posted on our website at https://investors.wmg.com/corporate-governance/committee-composition. The Committee Chairs approve the meeting agendas for their respective Committees.
Each Committee regularly reports on the matters discussed during its meetings to the full Board and presents recommendations on actions requiring Board approval. On an annual basis, each Committee will conduct an evaluation of its performance and will review the adequacy of and propose changes to its charter for Board approval. The process for annual evaluation is considered and determined each year by the Nominating and Corporate Governance Committee and generally includes a review of significant Board and Committee matters over the past year, discussions held in executive sessions regarding Board and Committee performance and development of an action plan for future implementation. From time to time, the Nominating and Corporate Governance Committee may engage an external third-party resource to facilitate the annual evaluation. Each Committee has full authority to retain, at the Company’s expense, independent advisors or consultants. The table below provides additional information about the Committees, including their composition, number of meetings held in fiscal year 2021 and their primary roles and responsibilities, including their roles in the oversight of risk management.

Audit Committee

Members:
Nancy Dubuc (Chair)
Noreena Hertz
Ynon Kreiz

All Audit Committee members are independent under applicable Exchange Act and Nasdaq rules and regulations. In addition, each Audit Committee member is “financially literate” under Nasdaq rules and regulations. The Board has determined that all Audit Committee members are “audit committee financial experts” under SEC rules and regulations.

Number of Meetings in fiscal year 2021: 4

Key Roles and Responsibilities:

• Oversee the quality and integrity of our financial statements;
• Review the qualifications, independence and performance of our independent auditor;
• Assist in the evaluation and management of the Company’s financial risks;
• Assist with our accounting, financial and external reporting policies and practices;
• Oversee the performance of our internal audit function;
•
Maintain our compliance with legal and regulatory requirements, including without limitation any requirements promulgated by the Public Company Accounting Oversight Board and the Financial Accounting Standards Board; and

• Prepare the report of the Audit Committee required to be included in our annual proxy statement.

Role in Risk Oversight

The Audit Committee’s role in risk oversight includes oversight of the integrity of the Company’s financial statements, internal controls and legal and regulatory compliance.

Compensation Committee

Members:
Lincoln Benet (chair)
Alex Blavatnik
Mathias Döpfner
Ceci Kurzman

As a controlled company, we are not required to have a fully independent Compensation Committee. Mr. Döpfner and Ms. Kurzman are the independent members of the Compensation Committee.

Number of Meetings in fiscal year 2021: 2

Key Roles and Responsibilities:

• Be responsible for general oversight of compensation and compensation-related matters;
• Prepare any report on executive compensation required by the rules and regulations of the SEC for inclusion in our annual proxy statement; and
• Take such other actions relating to our compensation and benefits structure as the Compensation Committee deems necessary or appropriate.

Role in Risk Oversight

The Compensation Committee’s role in risk oversight includes oversight of compensation and other related matters.

Executive Committee

Members:
Michael Lynton (chair)
Len Blavatnik
Lincoln Benet
Nancy Dubuc
Donald A. Wagner

Number of Meetings in fiscal year 2021: 0

Key Roles and Responsibilities

• Exercise the authority of the Board in oversight of the Company between meetings of the Board to the fullest extent permitted by applicable law.

Finance Committee

Members:
Donald A. Wagner (chair)
Alex Blavatnik
Stephen Cooper

Number of Meetings in fiscal year 2021: 0 (The Finance Committee or a subcommittee thereof acted numerous times during fiscal year 2021 by unanimous written consent)

Key Roles and Responsibilities

•
Assist the Board in fulfilling its oversight of management’s responsibilities with respect to financial matters and the Company’s capital structure, including declaration of dividends and strategies that bear upon our long-term financial sustainability

Role in Risk Oversight

The Finance Committee oversees risks related to liquidity and capital management.

Nominating and Corporate Governance Committee

Members:
Lincoln Benet (chair)
Noreena Hertz
Ynon Kreiz
Ceci Kurzman
Donald A. Wagner

As a controlled company, we are not required to have a fully independent Nominating and Corporate

Governance Committee. Mr. Kreiz and Mses. Hertz and Kurzman are the independent member of the Nominating and Corporate Governance Committee.

Number of Meetings in fiscal year 2021: 3

Key Roles and Responsibilities

• Identify individuals qualified and suitable to become members of the Board and recommend to the Board the director nominees for each annual meeting of stockholders;
• Develop and recommend to the Board a set of corporate governance principles applicable to us;
• Oversee and guide environmental, social and governance (“ESG”) matters; and
• Taking a leadership role in shaping our corporate governance policies

Role in Risk Oversight

The Nominating and Corporate Governance Committee oversees risks related to Board governance, succession planning for the Board and its Committees and the Company’s corporate governance framework.
Board Meetings and Director Attendance
The Board held eight meetings during the fiscal year ended September 30, 2021 and each director, other than Mr. Len Blavatnik, attended at least 75% of the aggregate of all meetings of the Board and Committees on which he or she served. Mr. Blavatnik’s attendance percentage was due to other pre-existing commitments. The 2022 Annual Meeting is the Company’s second annual meeting after becoming a public company in 2020.
Codes of Conduct
We have a Code of Conduct that applies to all of our directors, officers and employees and financial professionals, and the Board has adopted a Code of Financial Ethics that applies to our chief executive officer, chief financial officer or persons performing similar functions, and other designated officers and associates. The Code of Conduct and the Code of Financial Ethics each address matters such as conflicts of interest, confidentiality, fair dealing and compliance with laws and regulations. The Code of Conduct and the Code of Financial Ethics are available without charge on the investor relations portion of our website at https://investors.wmg.com/corporate-governance/highlights.
We will promptly disclose any substantive changes in or waiver of, together with reasons for any waiver of, either of these codes granted to our directors or officers, including our chief executive officer, chief financial officer or persons performing similar functions, and other designated officers and associates, and any other employee performing similar tasks or functions for the Company, by posting such information on our website at https://investors.wmg.com/corporate-governance/highlights.

Executive Officers
Set forth below is certain information relating to our current executive officers. Biographical information with respect to Mr. Cooper is set forth above in Proposal 1.
Name	Age	Position
Stephen Cooper	75	Chief Executive Officer
Max Lousada	48	Chief Executive Officer, Recorded Music
Eric Levin*	59	Executive Vice President and Chief Financial Officer
Louis Dickler	44	Acting Chief Financial Officer, Senior Vice President & Corporate Controller
Carianne Marshall	44	Co-Chair and Chief Operating Officer, Warner Chappell Music
Guy Moot	56	Co-Chair and Chief Executive Officer, Warner Chappell Music
Maria Osherova	56	Executive Vice President and Chief People Officer
Paul M. Robinson	63	Executive Vice President and General Counsel
Oana Ruxandra	40	Executive Vice President of Business Development and Chief Digital Officer
James Steven	44	Executive Vice President, Chief Communications Officer
*
Effective November 11, 2021, Eric Levin, the Executive Vice President and Chief Financial Officer of the Company, has begun a paid medical leave of absence from the Company. In connection with Mr. Levin’s medical leave of absence, the Company’s Board of Directors appointed Senior Vice President & Corporate Controller, Louis Dickler, to serve as the Company’s Acting Chief Financial Officer, effective November 11, 2021.

Max Lousada, Chief Executive Officer, Recorded Music
Mr. Lousada has served as our CEO, Recorded Music, since October 1, 2017. He oversees the Company’s worldwide Recorded Music business, including Atlantic, Warner Records, Elektra, Parlophone, Warner Music Nashville, Global Catalog/Rhino and Warner Classics, as well as the Company’s international Recorded Music affiliates and WMG’s Artist & Label Services divisions, WEA Corp. and ADA. Before taking his latest role, Mr. Lousada was the Chairman & CEO of Warner Music UK, where he was responsible for overseeing the Company’s U.K. family of labels during a four-year run of record-breaking success. In addition, he served as Chairman of the BRITs Committee from 2014 to 2016. Mr. Lousada previously headed up Atlantic Records UK for nine years, where he built an award-winning team and roster of artists. Prior to his tenure at Atlantic Records UK, Mr. Lousada led A&R at Mushroom Records.
Eric Levin, Executive Vice President and Chief Financial Officer
Mr. Levin has served as our Executive Vice President and Chief Financial Officer since October 13, 2014. From October 2012 to June 2014, he served as the financial director of Ecolab (China) Investment Co. Ltd, a multinational technology and manufacturing group in China. From May 1988 to December 2001, he worked in various financial functions at Home Box Office, Inc., a subsidiary of Time Warner, and was promoted to CFO from January 2000 to December 2001. Thereafter and until 2011, he served in various operational and financial roles in companies in the media and publishing industry. From 2004 to 2007, he was the Co-Founder and CEO of City on Demand, LLC, a television production company. From 2009 to 2011, Mr. Levin was CFO at SCMP Group Limited, a company listed on the Hong Kong Stock Exchange, which is a leading Asia media holding company, and joined the board of The Post Publishing Public Company Limited, a company listed on the Stock Exchange of Thailand, which publishes newspapers and magazines. Mr. Levin obtained a B.S. in Electrical Engineering from the University of Pennsylvania in May 1984 and an M.B.A. in finance and economics from the University of Chicago Graduate School of Business in March 1988.
Louis Dickler, Acting Chief Financial Officer, Senior Vice President & Corporate Controller
Mr. Dickler has served as Acting Chief Financial Officer since November 2021. He has served as our Senior Vice President & Corporate Controller since October 2011. Mr. Dickler began his career in the professional services industry at KPMG, leaving as an audit manager, before joining the Company as Associate Director of Corporate Finance in May 2005. Mr. Dickler holds a B.S. degree in Accounting from Bucknell University.
Carianne Marshall, Co-Chair and Chief Operating Officer, Warner Chappell Music
Ms. Marshall has served as Co-Chair and Chief Operating Officer of Warner Chappell Music since January 2019. Ms. Marshall joined Warner Chappell in June 2018 as Chief Operating Officer of Warner

Chappell. Prior to joining Warner Chappell in June 2018, Ms. Marshall was one of three partners at the acclaimed independent music publisher SONGS, where she also ran the West Coast office and served as the Head of Creative Services and Head of Creative Licensing. During her time at SONGS, the company built a roster of over 300 songwriters, signing Lorde, The Weeknd, Diplo, and many others. She has also held positions at Universal Music Publishing, DreamWorks Music Publishing, and Elektra Records. As one of the leading voices in the music industry, Ms. Marshall has been named one of Billboard's “Women in Music: The Most Powerful Executives in the Industry” for the past six years running as well as included in the publication’s esteemed “Power 100” list in both 2019 and 2020. Most recently, she was recognized on Variety’s Variety500, along with the publication’s LA Women’s Impact Report. Ms. Marshall holds a B.A. degree in Communications from the University of Southern California.
Guy Moot, Co-Chair and Chief Executive Officer, Warner Chappell Music
Mr. Moot has served as Co-Chair and Chief Executive Officer of Warner Chappell Music since April 1, 2019. From 2017 until 2019, Mr. Moot served as President of Worldwide Creative at Sony/ATV, where he led the company’s efforts to seek out the best songwriting talent, regardless of their country of origin. From 2005 to 2017, Mr. Moot was Managing Director of EMI Music Publishing UK and President of European Creative where his leadership played a key role in ensuring that EMI was named Music Week Publisher of the Year for fourteen years running. During that time, Mr. Moot led the Sony/ATV and EMI Music Publishing merger across Europe in 2012, and, from 2016 to 2017, he led the company to a record-breaking, year-long hold on the U.K. Number 1 Singles spot. From 2003 to 2005, Mr. Moot was EMI Music Publishing’s Executive Vice President of A&R for the U.K. and Europe.
Maria Osherova, Executive Vice President and Chief People Officer
Ms. Osherova has served as our Executive Vice President and Chief People Officer since July 29, 2014. Ms. Osherova joined the Company in 2006 as Vice President, Human Resources for Warner Music International, based in London. Advancing to Senior Vice President of Warner Music International, she played a pivotal role in the successful integration of Parlophone Label Group within the Company. Prior to joining the Company, Ms. Osherova was Global HR Manager for a division of Shell International Petroleum, where she headed a department responsible for employees in over 120 countries. She previously held several posts at The Coca-Cola Company, based variously in Copenhagen, Oslo and St. Petersburg. Osherova studied at St. Petersburg State Technical University, where she was awarded a Master of Sciences degree.
Paul M. Robinson, Executive Vice President and General Counsel
Mr. Robinson has served as our Executive Vice President and General Counsel since December 2006. He is responsible for our worldwide legal and business affairs and public policy functions. Mr. Robinson joined the Company’s legal department in 1995. From 1995 to December 2006, Mr. Robinson held various positions with the Company, including Acting General Counsel and Senior Vice President, Deputy General Counsel. Before joining the Company, Mr. Robinson was a partner in the New York City law firm Mayer, Katz, Baker, Leibowitz & Roberts. Mr. Robinson has a B.A. in English from Williams College and a J.D. from Fordham University School of Law.
Oana Ruxandra, Executive Vice President of Business Development and Chief Digital Officer
Ms. Ruxandra has served as Executive Vice President of Business Development and Chief Digital Officer since April 2020. In such capacity, Ms. Ruxandra oversees global business development and digital strategy for the Company, with a focus on exploring new forms of commercial innovation and creating new digital revenue opportunities. From December 2018 to April 2020, Ms. Ruxandra served as Executive Vice President, New Business Channels—Chief Acquisition Officer, a role that required her to attract non-traditional partners and identify unconventional M&A opportunities and from June 2019 to April 2020, she served as interim head of business development for our Recorded Music business. From 2016 until December 2018, she served as Senior Vice President of Digital Strategy and Partnerships at Universal Music Group, prior to which she spent four years at the Company, advancing to Vice President of Digital Strategy and Business Development. Ms. Ruxandra previously spent seven years in the financial industry at firms such as BlackRock and Constellation Capital Management. Ms. Ruxandra received her B.A. in Economics and Political Science from Columbia University and her M.B.A. from The Wharton School at the University of Pennsylvania.

James Steven, Executive Vice President, Chief Communications Officer
Mr. Steven has served as Executive Vice President, Chief Communications Officer since January 1, 2015. He is responsible for our worldwide communications and corporate marketing functions, including external and internal communications, investor relations, social responsibility and special events. He also oversees the interaction and coordination of the communications functions of our operating companies. Mr. Steven joined the Company in 2007 as part of the Company’s international communications team based in London. He relocated to New York in 2012, becoming Senior Vice President, Communications and Marketing. Prior to joining the Company, Mr. Steven held various roles at public relations and marketing agencies, including Cow PR and Consolidated PR, working with clients in the film, TV, technology, retail, beverages and automobile industries. Mr. Steven holds an M.A. (Honors) degree from the University of Edinburgh.

Certain Relationships and Related Person Transactions
Policies and Procedures for Related Person Transactions
Pursuant to the terms of the Related Person Transaction Policy, the Board, acting through the Audit Committee, must review and decide whether to approve or ratify any Related Person Transaction. Any potential Related Person Transaction is required to be reported to our legal department, which will then determine whether it should be submitted to the Audit Committee for consideration. The Audit Committee must then review and decide whether to approve any Related Person Transaction.
For the purposes of the Related Person Transaction Policy, a “Related Person Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest.
A “Related Person,” as defined in the Related Person Transaction Policy, means any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of WMG or a nominee to become a director of WMG; any person who is known to be the beneficial owner of more than five percent of our common stock; any immediate family member of any of the foregoing persons, including any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the director, executive officer, nominee or more than five percent beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than five percent beneficial owner; and any firm, corporation or other entity in which any of the foregoing persons is a general partner or, for other ownership interests, a limited partner or other owner in which such person has a beneficial ownership interest of ten percent or more.
Relationship with Access
Access continues to hold more than majority of the total combined voting power of our outstanding common stock, and as a result Access continues to have significant control over our business, including pursuant to the agreements described below.
Stockholder Agreement
We entered into a stockholder agreement (the “Stockholder Agreement”) with Access prior to the consummation of the IPO. The Stockholder Agreement governs the relationship between Access and us, including matters related to our corporate governance, including board nomination rights and information rights.
Boards of Directors and Access Rights with respect to Director Designation
The Stockholder Agreement grants Access the right to designate nominees for the Board, whom we refer to as the “Access Designees,” subject to maintaining specified ownership levels. Specifically, the Stockholder Agreement grants Access the right to designate for nomination for election to the Board a number of Access Designees equal to:
•	all directors comprising the Board at such time as long as Access holds at least 50% of the total combined voting power of our outstanding common stock;
•
at least 40% of the total number of directors comprising the Board at such time as long as Access holds at least 40% but less than 50% of the total combined voting power of our outstanding common stock;

•
at least 30% of the total number of directors comprising the Board at such time as long as Access holds at least 30% but less than 40% of the total combined voting power of our outstanding common stock;

•
at least 20% of the total number of directors comprising the Board at such time as long as Access holds at least 20% but less than 30% of the total combined voting power of our outstanding common stock;

•
and at least 10% of the total number of directors comprising the Board at such time as long as Access holds at least 10% but less than 20% of the total combined voting power of our outstanding common stock.

For purposes of calculating the number of Access Designees that Access is entitled to nominate pursuant to the formula outlined above, any fractional amounts would be rounded up to the nearest whole number and the calculation would be made on a pro forma basis after taking into account any increase in the size of the Board. With respect to any vacancy of an Access-designated director, Access has the right to designate a new director for election by a majority of the remaining directors then on the Board. The Stockholder Agreement provides that an Access-designated director will serve as the Chairman of the Board as long as Access holds at least 35% of the total combined voting power of our outstanding common stock.
Consent Rights
The Stockholder Agreement provides that, until and including the date on which Access ceases to hold at least 10% of our outstanding common stock, the prior written consent of Access will be required before we may take any of the following actions, whether directly or indirectly through a subsidiary:
•
any merger, consolidation or similar transaction (or any amendment to or termination of an agreement to enter into such a transaction) with or into any other person whether in a single transaction or a series of transactions, other than any acquisition or disposition involving consideration less than $25 million;

•	any acquisition or disposition of securities, assets or liabilities involving consideration or book value greater than $25 million;
•	any change in our authorized capital stock or the creation of any new class or series of our capital stock;
•
any issuance or acquisition of capital stock (including stock buy-backs, redemptions or other reductions of capital), or securities convertible into or exchangeable or exercisable for capital stock or equity-linked securities, except (i) issuances of equity awards to directors or employees pursuant to an equity compensation plan approved by the Board; (ii) issuances or acquisitions of capital stock of one of our subsidiaries to or by one of our wholly owned subsidiaries; and (iii) issuances or acquisitions of capital stock that the Board determines are necessary to maintain compliance with covenants contained in any debt instrument;

•
any issuance or acquisition (including redemptions, prepayments, open market or negotiated repurchases or other transactions reducing the outstanding debt of the Company or any subsidiary) of debt securities to or from a third party involving an aggregate principal amount exceeding $25 million;

•	any other incurrence of a debt obligation to or from a third party having a principal amount greater than $25 million;
•	entry into or termination of any joint venture or similar business alliance having a value exceeding $25 million;
•	listing or delisting of any securities on a securities exchange, other than the listing or delisting of debt securities on Nasdaq or any other securities exchange located solely in the United States;
•
(i) any action to increase or decrease the size of the Board; (ii) the formation of, or delegation of authority to, any new committee, or subcommittee thereof, of the Board; (iii) the delegation of authority to any existing committee or subcommittee thereof not set forth in the committee’s charter or authorized by the Board; or (iv) any amendments to the charter (or equivalent authorizing document) of any committee, including any action to increase or decrease size of any committee (whether by amendment or otherwise), except in each case as required by applicable law;

•	any amendment (or approval or recommendation of any amendment) to our certificate of incorporation or by-laws;
•	any filing or petition under bankruptcy laws, admission of insolvency or similar actions by us or any of our subsidiaries, or our dissolution or winding-up;
•	the election, appointment, hiring, dismissal or removal of the Company’s chief executive officer, chief financial officer or general counsel;
•	any material change in a significant accounting policy of the Company and any termination or change of the Company’s independent auditor;
•
settlement of any litigation to which the Company or any of its subsidiaries is a party involving the payment by the Company or any of its subsidiaries of an amount equal to or greater than $15 million; or

•
the creation or amendment of any stock option, employee stock purchase or similar equity-based plan for management or employees, or any increase in the number of Shares of common stock reserved under such plan.

Other Rights
The Stockholder Agreement also grants to Access certain other rights, including specified information and access rights and rights to have certain expenses reimbursed by the Company.
Registration Rights Agreement
We entered into a registration rights agreement with Access (the “Registration Rights Agreement”) prior to the consummation of the IPO. The Registration Rights Agreement provides Access certain registration rights relating to Shares held by Access whereby, at any time following the consummation of this offering and the expiration of any related lock-up period, Access and its permitted transferees may require us to register under the Securities Act, all or any portion of these Shares, a so-called “demand request.” Access and its permitted transferees will also have “piggyback” registration rights, such that Access and its permitted transferees may include their respective Shares in any future registrations of our equity securities, whether or not that registration relates to a primary offering by us or a secondary offering by or on behalf of any of our stockholders.
The Registration Rights Agreement sets forth customary registration procedures, including an agreement by us to make our management reasonably available to participate in road show presentations in connection with any underwritten offerings. We also agree to indemnify Access and its permitted transferees with respect to liabilities resulting from untrue statements or omissions in any registration statement used in any such registration, other than untrue statements or omissions resulting from information furnished to us for use in a registration statement by Access or any permitted transferee.
Transactions with Access Affiliates
As a wholly owned subsidiary of Access, historically, we have entered into various transactions with Access and its subsidiaries in the normal course of business including, among others, service agreements, lease arrangements and license arrangements. The transactions described below are between us and affiliates of Access that are not also subsidiaries of WMG.
Lease Arrangements with Access
On March 29, 2019, an affiliate of Access acquired the Ford Factory Building, located on 777 S. Santa Fe Avenue in Los Angeles, California from an unaffiliated third party. The building is the Company’s new Los Angeles, California headquarters and as such, the Company is the sole tenant of the building acquired by Access. The existing lease agreement was assumed by Access upon purchase of the building and was not modified as a result of the purchase. Rental payments by the Company under the existing lease for the fiscal year 2021 year were approximately $13 million per year and are subject to annual fixed increases throughout the remainder of the lease term. The remaining lease term is approximately 9 years, after which the Company may exercise a single option to extend the term of the lease for 10 years thereafter.
On August 13, 2015, a subsidiary of the Company, Warner Music Inc., entered into a license agreement with Access for the use of office space in the Company’s corporate headquarters at 1633 Broadway, New York, New York. The license fee of $2,775 per month, plus an IT support fee of $1,000 per month, was based on the per foot lease costs to the Company of its headquarters space, which represented market terms. For the fiscal year ended September 30, 2021 and September 30, 2020, an immaterial amount was recorded as rental income. The space is occupied by The Blavatnik Archive, which is dedicated to the discovery and preservation of historically distinctive and visually compelling artifacts, images and stories that contribute to the study of 20th century Jewish, WWI and WWII history.
On July 29, 2014, AI Wrights Holdings Limited, an affiliate of Access, entered into a lease and related agreements with Warner Chappell Music Limited and WMG Acquisition (UK) Limited, subsidiaries of the Company, for the lease of 27 Wrights Lane, Kensington, London. The Company had been the tenant of the building which Access acquired. Subsequent to the change in ownership, the parties entered into the lease and related agreements pursuant to which, on January 1, 2015, the rent was increased to £3,460,250 per year and the term was extended for an additional five years from December 24, 2020 to December 24, 2025, with a market rate rent review which began on December 25, 2020.

License Agreements with Deezer
Access owns an equity interest in Deezer S.A., which was formerly known as Odyssey Music Group (“Odyssey”), a French company that controls and operates a music streaming service, formerly through Odyssey’s subsidiary, Blogmusik SAS (“Blogmusik”), under the name Deezer (“Deezer”), and is represented on Deezer S.A.’s Board of Directors. Subsidiaries of the Company have been a party to license arrangements with Deezer since 2008, which provide for the use of the Company’s sound recordings on Deezer’s ad-supported and subscription streaming services worldwide (excluding China, North Korea, and Japan (included for subscription services only)) in exchange for fees paid by Deezer. The Company has also authorized Deezer to include the Company’s sound recordings in Deezer’s streaming services where such services are offered as a bundle with third-party services or products (e.g., telco services or hardware products), for which Deezer is also required to make payments to the Company. Deezer paid to the Company an aggregate amount of approximately $42 million, $42 million and $49 million in connection with the foregoing arrangements during the fiscal years ended September 30, 2021, 2020 and 2019, respectively. In addition, the Company was issued, and currently holds, warrants to purchase shares of Deezer S.A. and the Company purchased a small number of shares of Deezer S.A., which collectively represent a small minority interest in Deezer S.A. The Company also has various publishing agreements with Deezer. Warner Chappell has licenses with Deezer for use of repertoire on the service in Europe, which the Company refers to as a PEDL license (referencing the Company’s Pan European Digital Licensing initiative), and for territories in Latin America. For the PEDL and Latin American licenses for the fiscal years ended September 30, 2021, 2020 and 2019, Deezer paid the Company an additional approximately $2 million, $2 million and $1 million, respectively. Deezer also licenses other publishing rights controlled by Warner Chappell through statutory licenses or through various collecting societies.
Relationships with Other Directors, Executive Officers and Affiliates
Investment in Tencent Music Entertainment Group
On October 1, 2018, WMG China LLC (“WMG China”), an affiliate of the Company, entered into a share subscription agreement with Tencent Music Entertainment Group pursuant to which WMG China agreed to purchase 37,162,288 ordinary shares of Tencent Music Entertainment Group for $100 million. WMG China is 80% owned by AI New Holdings 5 LLC, an affiliate of Access, and 20% owned by the Company. On October 3, 2018, WMG China acquired the shares pursuant to the share subscription agreement.
On November 4, 2021, WMG China distributed to the Company, the Company’s equity interest in Tencent Music Entertainment Group.
Distribution Agreement with Mattel
In 2020, a subsidiary of the Company entered into a 3-year digital distribution and physical license of the existing catalog plus new material of Mattel Inc. The Company earned approximately $1,200,000 and $200,000 in connection with the foregoing arrangements during the fiscal years ended September 30, 2021 and September 30, 2020, respectively. The Company’s director, Ynon Kreiz, is also the CEO of Mattel Inc.
Director Indemnification Agreements
We enter into indemnification agreements with our directors. The indemnification agreements provide the directors with contractual rights to indemnification and expense rights.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Company’s directors, certain officers of the Company, and beneficial owners of more than 10% of the shares of the Company’s common stock to file with the SEC initial reports of ownership and reports of changes in ownership of shares of common stock and other equity securities of the Company. Based solely upon a review of the filings furnished to the Company during fiscal year 2021, or written representations that no Form 5 was required, the Company believes that all filings required to be made by reporting persons were timely made in accordance with the requirements of the Exchange Act.

The Annual Meeting, Voting and Other Information
Overview
The Board is soliciting proxies in connection with the Annual Meeting. Under the rules of the SEC, when the Board asks you for your proxy, it must provide you with a proxy statement and certain other materials (including an annual report to stockholders), containing certain required information. These materials will be first made available, sent or given to stockholders on January 19, 2022.
The “Proxy Materials” include:
•	this Proxy Statement;
•	a notice of our 2022 Annual Meeting of Stockholders (which is attached to this Proxy Statement); and
•	the Annual Report to Stockholders for 2021.
If you received printed versions of these materials by mail (rather than through electronic delivery), these materials also include a proxy card or voting instruction form. If you received or accessed these materials via the Internet, your proxy card or voting instruction form are available to be filled out and executed electronically.
Attending the Annual Meeting
Date and Time
Monday, February 28, 2022 at 12:00 p.m., Eastern Time
Location
www.virtualshareholdermeeting.com/WMG2022
We have adopted this technology to expand access to the meeting, improve communications and lower the cost to our stockholders, the Company and the environment. We believe that the virtual Annual Meeting should enable increased stockholder participation from locations around the world.
Who May Attend
Only holders of Shares as of the Record Date, or their authorized representatives or proxies, may attend the Annual Meeting. Admission to the Annual Meeting room will be on a first-come, first-served basis.
Directors’ Attendance at the Annual Meeting
Directors are expected to attend all annual meetings of stockholders.
Shares Outstanding and Holders of Record Entitled to Vote at the Annual Meeting
There were 136,075,422 shares of Class A Common Stock and 378,737,586 shares of Class B Common Stock outstanding as of the close of business on the Record Date of January 6, 2022. All holders of record of Shares at the close of business on the Record Date are entitled to vote at the Annual Meeting. Each share of Class A Common Stock outstanding as of the Record Date is entitled to one vote on each matter to be voted upon at the Annual Meeting and each share of Class B Common Stock outstanding is entitled to twenty votes on each matter to be voted upon at the Annual Meeting.
Your Vote is Important
The Board requests that you submit a proxy to vote your Shares as soon as possible. Your voting instructions are confidential and will not be disclosed to persons other than those recording the vote, except if you make a written comment on the proxy card, otherwise communicate your vote to management or authorize such disclosure.
Quorum Requirement
Presence in person or by proxy of the holders of a majority of the combined voting power of the then-outstanding Shares of common stock on the Record Date constitutes a quorum for the transaction of business at the Annual Meeting. Shares for which valid proxies are delivered or that are held by a stockholder that attends the Annual Meeting in person will be considered part of the quorum. Once a Share is represented for any purpose at the meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjourned meeting. Shares for which abstentions and “broker non-votes” (explained below) occur are counted as present and entitled to vote for purposes of determining whether a quorum is present.
Voting Your Shares
Holders of Record
If your Shares are registered in your name with our transfer agent, American Stock Transfer & Trust Company, you are a “holder of record” of those Shares. A holder of record may cause its Shares to be voted in any of the following ways:
Internet Please log on to www.proxyvote.com and vote by 11:59 p.m., Eastern Time, on February 27, 2022.

Telephone Please call the number on your proxy card until 11:59 p.m., Eastern Time, on February 27, 2022.

Mail
If you received printed copies of the proxy materials, please complete, sign and return your proxy card by mail to Vote Processing c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717 so that it is received by the Company prior to the Annual Meeting.

In Person You may attend the virtual Annual Meeting and cast your vote.
These instructions appear on your Notice or proxy card. If you submit a proxy on the Internet or by telephone, please have your Notice or proxy card available for reference when you do so. If you submit a proxy via the Internet or by telephone, please do not mail in your proxy card.
For holders of record, proxies submitted by mail, on the Internet or by telephone will be voted by the individuals named on the proxy card in the manner you indicate. If you execute, date and deliver a proxy card but do not specify how your Shares are to be voted, the proxies will vote as recommended by the Board on all matters on the agenda for the Annual Meeting (see “Proposals for Your Vote”) and will use their discretion with respect to any other matters properly presented for a vote at the Annual Meeting or any postponement or adjournment thereof.
Holders in Street Name
If your Shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are a holder of Shares in “street name”. The organization holding your account will have provided you with proxy materials. As the beneficial owner, you have the right to direct the organization how to vote the Shares held in your account. If you want to vote in person at the Annual Meeting, you must obtain a legal proxy from your broker, bank or other intermediary and present it at the meeting, and submit it with your vote.
If you are a holder of Shares in street name and you do not submit voting instructions to your broker, bank or other intermediary, the intermediary generally may vote your Shares in its discretion only on routine matters. Intermediaries do not have discretion to vote their clients’ Shares on non-routine matters in the absence of voting instructions from the beneficial stockholder. At the Annual Meeting, only Proposal 2 (ratification of appointment of the independent auditor) is considered routine and may be voted upon by the intermediary if you do not submit voting instructions. All other proposals on the Agenda for the Annual Meeting are non-routine matters, and intermediaries may not use their discretion to vote on these proposals in the absence of voting instructions from you. These “broker non-votes” will not affect the outcome of the vote with respect to Proposal 1. There will be no broker non-votes associated with Proposal 2, as the ratification of our independent registered public accounting firm is a routine matter. As a result, if your Shares are held in street name and you do not give your bank or broker instructions on how to vote on Proposal 2, your Shares will be voted by the broker in its discretion.
Changing Your Vote or Revoking Your Proxy
If you are a holder of record and wish to revoke your proxy instructions, you must either (1) subsequently submit a proxy via the Internet or by telephone, which will be available until 11:59 p.m., Eastern Time, February 27, 2022; (2) sign, date and deliver a later-dated proxy card so that it is received before the Annual Meeting; (3) submit a written revocation; or (4) send a notice of revocation via the Internet at www.proxyvote.com. If you hold your Shares in street name, you must follow the instructions of your broker, bank or other intermediary to revoke your voting instructions.
Vote Required for Each Proposal
Proposal 1- Election of Directors
Board Recommendation: FOR each of the Company’s nominees.
Vote Required: Affirmative vote of at least a plurality of the votes of the Shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter.
Effect of Abstentions: No effect.
Effect of Broker Non-Votes: No effect.
Proposal 2 - Ratification of Appointment of Independent Registered Public Accounting Firm
Board Recommendation: FOR
Vote Required: Affirmative vote of a majority of the total combined voting power of the Shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter.
Effect of Abstentions: Same effect as a vote AGAINST the proposal.
Effect of Broker Non-Votes: There will be no broker non-votes associated with this proposal, as the ratification of our independent registered public accounting firm is a routine matter. As a result, if your Shares are held in “street name” and you do not give your bank or broker instructions on how to vote, your Shares will be voted by the broker in its discretion.
Matters to be Presented
We are not aware of any matters to be presented at the Annual Meeting other than those described in this Proxy Statement. If any matters not described in this Proxy Statement are properly presented at the meeting, unless otherwise provided, the proxies will use their own judgment to vote your Shares. If the meeting is adjourned or postponed, the proxies can vote your Shares at the adjournment or postponement as well.
Delivery of Proxy Materials
Notice and Access
We are using “notice and access” procedures to distribute our proxy materials to our stockholders. This method reduces the amount of paper used in producing proxy materials and lowers the costs associated with mailing the proxy materials to stockholders. We are mailing a Notice of Internet Availability of Proxy Materials (“Notice”) to stockholders. The Notice includes instructions on how to access the materials over the Internet and how to request a paper or e-mail copy. The Notice further provides instructions on how stockholders may elect to receive proxy materials in the future in printed form or by electronic mail. To select a method of delivery while voting is open, holders of record may follow the instructions when voting online at www.proxyvote.com. At any time, you may also choose your method of delivery of the Company’s proxy materials by visiting www.proxyvote.com. If you own Shares indirectly through a broker, bank or other intermediary, please contact the intermediary for additional information regarding delivery options.

Holders of record will have the Notice or proxy materials delivered directly to your mailing address or electronically if you have previously consented to that delivery method.
Holders of Shares in street name will have the proxy materials or the Notice forwarded to you by the intermediary that holds the Shares.
Eliminating Duplicative Proxy Materials
To reduce the expenses of delivering duplicate proxy materials to stockholders, we are relying upon SEC rules that permit us to deliver only one set of proxy materials to multiple stockholders who share an address (known as “householding”), unless we receive contrary instructions from any stockholder at that address. All stockholders sharing an address will receive in a single envelope a single Proxy Statement and the Annual Report, along with individual proxy cards or individual Notices for each stockholder. If you are a stockholder who shares an address and last name with one or more other stockholders and would like to revoke your householding consent or you are a stockholder eligible for householding and would like to participate in householding, please contact Broadridge Householding Department at 51 Mercedes Way, Edgewood, NY 11717 or 1-866-540-7095. You will be removed from the householding program within 30 days of receipt of the revocation of your consent. Additional copies of our proxy materials are available upon request by contacting: Broadridge Financial Solutions, Inc.
Proxy Solicitation Costs
The Board is responsible for the solicitation of proxies for the Annual Meeting. Broadridge Financial Solutions, Inc. will assist us in the distribution of proxy materials and provide voting and tabulation services for the Annual Meeting. All costs of the solicitation of proxies will be borne by us. We pay for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks, trusts or nominees for forwarding proxy materials to street name holders. We are soliciting proxies primarily by mail. In addition, our directors, officers and employees may solicit proxies by telephone or other means of communication personally. Our directors, officers and employees will receive no additional compensation for these services other than their regular compensation.
Vote Tabulation
Votes will be tabulated by Broadridge Financial Solutions, Inc.
Inspector of Election
The Board has appointed a representative of Broadridge Financial Solutions, Inc. as Inspector of Election for the Annual Meeting.
Results of the Vote
We expect to announce preliminary voting results at the Annual Meeting and publish preliminary or final voting results in a Form 8-K within four business days following the meeting. If only preliminary voting results are available for reporting in the Form 8-K, the Company will amend the Form 8-K to report final voting results within four business days after the final voting results are known.
Other Information
Proposals for the 2022 Annual Meeting of Stockholders
Proposals for inclusion in our proxy statement
A stockholder who wishes to present a proposal for inclusion in our proxy statement for the 2022 Annual Meeting of Stockholders pursuant to Exchange Act Rule 14a-8, must submit such proposal to the Corporate Secretary at our principal executive offices. Proposals must be received no later than the close of business on September 21, 2022, or such other date that we announce in accordance with SEC rules and our Bylaws. Proposals must comply with all requirements of Exchange Act Rule 14a-8. Submitting a proposal does not guarantee its inclusion, which is governed by SEC rules and other applicable requirements.

Other stockholder proposals and director nominations
Under the notice provision of our Bylaws, for director nominations or other business to be properly brought before an annual meeting by a stockholder where such nominees or business is not to be included in our proxy statement, the stockholder must deliver notice in writing to our Secretary, at our principal executive offices, not later than the close of business on November 30, 2022, nor earlier than the close of business on October 31, 2022. The notice must contain the notice and informational requirements described under Section 1.04 of our Bylaws and applicable SEC rules. The chairman of the meeting may refuse to acknowledge or introduce any stockholder nomination or business if it was not timely submitted or does not comply with our Bylaws.
Incorporation by Reference
To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing of the Company under the Securities Act or the Exchange Act, the sections of this Proxy Statement entitled “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) and “Compensation Committee Report” shall not be deemed to be so incorporated, unless specifically provided otherwise in such filing.
Annual Report on Form 10-K
We will provide to stockholders without charge, upon written request, a copy of our Form 10-K, including financial statements and financial statement schedules, but without exhibits. We will also furnish to requesting stockholders any exhibit to the Form 10-K upon the payment of reasonable expenses incurred by us in furnishing such exhibit. Requests should be directed to Investor Relations at our principal executive offices or by emailing your request to Investor.Relations@wmg.com. The Form 10-K, along with all of our other SEC filings, may also be accessed at https://investors.wmg.com/financial-information/sec-filings or at the website of the SEC at www.sec.gov.
Stockholder List
A list of the stockholders as of the Record Date will be available for inspection at our principal executive offices during ordinary business hours from February 18, 2022 to February 28, 2022.
Principal Executive Offices
The address of our principal executive offices is Warner Music Group Corp., 1633 Broadway, New York, New York 10019.
Communicating with the Board
Our Corporate Governance Guidelines provide a process for our security holders to send communications to the Board. Stockholders may contact an individual director, the Board as a group, or a specified Committee or group, including the independent directors as a group, by mailing such communications to:
Attn: Secretary
1633 Broadway
New York, NY 10019
Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. The Company will review, assess and determine the most appropriate way to respond to such communications including coordinating such response with the Board.

Forward-Looking Statements
This Proxy Statement includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Some of the forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms or the negative thereof. Forward-looking statements include, without limitation, all matters that are not historical facts. They appear in a number of places throughout this Proxy Statement and include, without limitation, our ability to compete in the highly competitive markets in which we operate, statements regarding our ability to develop talent and attract future talent, our ability to reduce future capital expenditures, our ability to monetize our music, including through new distribution channels and formats to capitalize on the growth areas of the music entertainment industry, our ability to effectively deploy our capital, the development of digital music and the effect of digital distribution channels on our business, including whether we will be able to achieve higher margins from digital sales, the success of strategic actions we are taking to accelerate our transformation as we redefine our role in the music entertainment industry, the effectiveness of our ongoing efforts to reduce overhead expenditures and manage our variable and fixed cost structure and our ability to generate expected cost savings from such efforts, our success in limiting piracy, the growth of the music entertainment industry and the effect of our and the industry’s efforts to combat piracy on the industry, our intention to pay dividends or repurchase or retire our outstanding debt or notes in open market purchases, privately or otherwise, the impact on us of potential strategic transactions, our ability to fund our future capital needs and the effect of litigation on us.
Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this Proxy Statement. In addition, even if our results of operations, financial condition and cash flows, and the development of the market in which we operate, are consistent with the forward-looking statements contained in this Proxy Statement, those results or developments may not be indicative of results or developments in subsequent periods. New factors emerge from time to time that may cause our business not to develop as we expect, and it is not possible for us to predict all of them. Factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation:
•	our inability to compete successfully in the highly competitive markets in which we operate;
•	our ability to identify, sign and retain recording artists and songwriters and the existence or absence of superstar releases;
•	slower growth in streaming adoption and revenue;
•
our dependence on a limited number of digital music services for the online distribution and marketing of our music and their ability to significantly influence the pricing structure for online music stores;

•
the ability to further develop a successful business model applicable to a digital environment and to enter into artist services and expanded-rights deals with recording artists in order to broaden our revenue streams in growing segments of the music entertainment business;

•	the popular demand for particular recording artists and/or songwriters and music and the timely delivery to us of music by major recording artists and/or songwriters;
•	risks related to the effects of natural or man-made disasters, including pandemics such as COVID-19;
•	the diversity and quality of our recording artists, songwriters and releases;
•	trends, developments or other events in some foreign countries in which we operate;
•	risks associated with our non-U.S. operations, including limited legal protections of our intellectual property rights and restrictions on the repatriation of capital;
•	unfavorable currency exchange rate fluctuations;
•	the impact of heightened and intensive competition in the recorded music and music publishing industries and our inability to execute our business strategy;

•	significant fluctuations in our operations, cash flows and the trading price of our common stock from period to period;
•	our failure to attract and retain our executive officers and other key personnel;
•
a significant portion of our revenues are subject to rate regulation either by government entities or by local third-party collecting societies throughout the world and rates on other income streams may be set by governmental proceedings, which may limit our profitability;

•	risks associated with obtaining, maintaining, protecting and enforcing our intellectual property rights;
•	our involvement in intellectual property litigation;
•	threats to our business associated with digital piracy, including organized industrial piracy;
•	an impairment in the carrying value of goodwill or other intangible and long-lived assets;
•	the impact of, and risks inherent in, acquisitions or other business combinations;
•	risks inherent to our outsourcing certain finance and accounting functions;
•
the fact that we have engaged in substantial restructuring activities in the past, and may need to implement further restructurings in the future and our restructuring efforts may not be successful or generate expected cost savings;

•	our ability to maintain the security of information relating to our customers, employees and vendors and our music;
•	risks related to evolving laws and regulations concerning data privacy which might result in increased regulation and different industry standards;
•	legislation limiting the terms by which an individual can be bound under a “personal services” contract;
•	new legislation that affects the terms of our contracts with recording artists and songwriters;
•	a potential loss of catalog if it is determined that recording artists have a right to recapture U.S. rights in their recordings under the U.S. Copyright Act;
•	potential employment and withholding liabilities if our recording artists and songwriters are characterized as employees;
•	any delays and difficulties in satisfying obligations incident to being a public company;
•
the impact of our substantial leverage on our ability to raise additional capital to fund our operations, on our ability to react to changes in the economy or our industry and on our ability to meet our obligations under our indebtedness;

•
the ability to generate sufficient cash to service all of our indebtedness, and the risk that we may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful;

•	the fact that our debt agreements contain restrictions that may limit our flexibility in operating our business;
•
the significant amount of cash required to service our indebtedness and the ability to generate cash or refinance indebtedness as it becomes due depends on many factors, some of which are beyond our control;

•	our indebtedness levels, and the fact that we may be able to incur substantially more indebtedness, which may increase the risks created by our substantial indebtedness;
•	risks of downgrade, suspension or withdrawal of the rating assigned by a rating agency to us could impact our cost of capital;
•
the dual class structure of our common stock and Access’s existing ownership of our Class B Common Stock have the effect of concentrating control over our management and affairs and over matters requiring stockholder approval with Access; and

•	risks related to other factors discussed under “Risk Factors in our Annual Report on Form 10-K for the fiscal year ended September 30, 2021.

This Proxy Statement should be read completely and with the understanding that actual future results may be materially different from expectations. All forward-looking statements made in this Proxy Statement are qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, and changes in future operating results over time or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/WMG2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D63226-P64570 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WARNER MUSIC GROUP CORP.

Nominees:	**For**	**Against**	**Abstain**
1a. Stephen Cooper	☐	☐	☐
1b. Lincoln Benet	☐	☐	☐
1c. Alex Blavatnik	☐	☐	☐
1d. Len Blavatnik	☐	☐	☐
1e. Mathias Döpfner	☐	☐	☐
1f. Nancy Dubuc	☐	☐	☐
1g. Noreena Hertz	☐	☐	☐
1h. Ynon Kreiz	☐	☐	☐
1i. Ceci Kurzman	☐	☐	☐
1j. Michael Lynton	☐	☐	☐
1k. Donald A. Wagner	☐	☐	☐
2. Ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for fiscal year 2022.	☐	☐	☐

Note: The undersigned also authorizes the named proxies to vote in their discretion upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and Annual Report are available at www.proxyvote.com.

D63227-P64570

WARNER MUSIC GROUP CORP.
Annual Meeting of Stockholders
February 28, 2022 12:00 PM Eastern Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Trent Tappe and Paul Robinson, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock and/or Class B Common Stock of WARNER MUSIC GROUP CORP. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 12:00 PM, Eastern Time on February 28, 2022, virtually at www.virtualshareholdermeeting.com/WMG2022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted "FOR" the election of each of the nominees named in Proposal 1, and "FOR" Proposal 2, and in the discretion of the proxies named above on any other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Continued and to be signed on reverse side